Exhibit 99.1

STOCK PURCHASE AGREEMENT
by and among
AUXILIO, INC.,
CYNERGISTEK, INC.,
DR. MICHAEL G. MATHEWS,
and
MICHAEL H. MCMILLAN

January 13, 2017

TABLE OF CONTENTS

Page
ARTICLE I.	1
PURCHASE AND SALE OF STOCK; SALE CONSIDERATION; THE CLOSING; ADJUSTMENTS	1
1.01.	Purchase and Sale of Stock	1
1.02.	Sale Consideration; Closing Estimates	1
1.03.	The Closing	2
1.04.	The Closing Transactions	2
1.05.	Net Working Capital/Cash	3
1.06.	Contingent Earn-Out Consideration	4
1.07.	Accounting Matters Dispute Resolution Procedures	10
1.08.	Stockholder Payments	10
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	11
2.01.	Authorization	11
2.02.	No Violation	11
2.03.	Brokerage	11
2.04.	Stock	11
2.05.	Investment Representations	11
2.06.	No Litigation	12
ARTICLE III.	12
REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12
3.01.	Organization and Corporate Power	12
3.02.	No Subsidiaries	12
3.03.	Authorization; No Breach	12
3.04.	Capitalization	13
3.05.	Financial Statements	13
3.06.	Undisclosed Liabilities	14
3.07.	Absence of Certain Developments	14
3.08.	Real Property	15
3.09.	Tax Matters	16
3.10.	Contracts and Commitments	16
3.11.	Intellectual Property	17
3.12.	Litigation	17
3.13.	Governmental Consents	18
3.14.	Employee Benefit Plans	18
3.15.	Insurance	19
3.16.	Environmental Compliance and Conditions	19
3.17.	Affiliated Transactions	20
3.18.	Brokerage	20
3.19.	Permits; Compliance with Laws	20
3.20.	Inventory	20
3.21.	Accounts Receivable; Accounts Payable	20
3.22.	Employees	21
3.23.	Title to and Sufficiency of Assets	22
3.24.	Tangible Personal Property; Condition of Assets	22

3.25.	Bank Accounts	22
3.26.	Customers and Suppliers	22
3.27.	No Acceleration Rights and Benefits	23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	23

4.01.	Organization and Corporate Power	23
4.02.	Authorization	23
4.03.	No Violation	23
4.04.	Governmental Authorities; Consents	24
4.05.	Investment Representation	24
4.06.	Capitalization	24
4.07.	SEC Reports; Financial Statements	25
4.08.	Undisclosed Liabilities	25
4.09.	Absence of Certain Developments	26
4.10.	Real Property	27
4.11.	Tax Matters	28
4.12.	Contracts and Commitments	28
4.13.	Intellectual Property	28
4.14.	Litigation	29
4.15.	Governmental Consents	29
4.16.	Employee Benefit Plans	29
4.17.	Insurance	30
4.18.	Environmental Compliance and Conditions	30
4.19.	Affiliated Transactions	31
4.20.	Brokerage	31
4.21.	Permits; Compliance with Laws	31
4.22.	Inventory	31
4.23.	Accounts Receivable; Accounts Payable	32
4.24.	Employees	32
4.25.	Financing	32
4.26.	Solvency	33
4.27.	Title to and Sufficiency of Assets	33
4.28.	Condition of Assets	33
4.29.	No Acceleration Rights and Benefits	34
4.30.	Customers and Suppliers	34

ARTICLE V. COVENANTS OF THE PURCHASER	34

5.01.	Access to Books and Records	34
5.02.	Director and Officer Liability and Indemnification	34
5.03.	Employment and Benefit Arrangements	35
5.04.	Regulatory Filings	35
5.05.	SEC Filings	35

ARTICLE VI. ADDITIONAL AGREEMENTS AND COVENANTS	35

6.01.	Acknowledgments	35
6.02.	Tax Matters	36
6.03.	Further Assurances	39
6.04.	Litigation Report	39
6.05.	Transition	39
6.06.	Confidentiality	39
6.07.	Non-Competition	40

ARTICLE VII. INDEMNIFICATION	41

7.01.	Indemnification by the Stockholders	41
7.02.	Stockholder Indemnification Limitations	41
7.03.	Indemnification by the Purchaser	42
7.04.	Exclusive Remedy	42
7.05.	Termination of Indemnification	43
7.06.	Procedures Relating to Indemnification	43
7.07.	Losses Net of Tax Benefits and Insurance	44

ARTICLE VIII. DEFINITIONS	45

8.01.	Definitions	45
8.02.	Other Definitional Provisions	50
8.03.	Cross-Reference of Other Definitions	50

ARTICLE IX. MISCELLANEOUS

9.01.	Press Releases and Communications	52
9.02.	Expenses	52
9.03.	Notices	53
9.04.	Assignment	53
9.05.	Severability	53
9.06.	Construction	53
9.07.	Amendment and Waiver	54
9.08.	Complete Agreement	54
9.09.	Third-Party Beneficiaries	54
9.10.	Counterparts	54
9.11.	Governing Law; Jurisdiction	54
9.12.	Arbitration	55
9.13.	Deliveries to Purchaser	56
9.14.	Specific Performance	57
9.15.	Conflicts and Privilege	57

SCHEDULES

Schedule 1.08     Payment Instructions
Schedule 9.03     Address for Notices

Accounts Payable Schedule
Affiliated Transactions Schedule
Bank Accounts Schedule
Brokerage Schedule
Contracts Authorization Schedule
Contracts Schedule
Customer and Supplier Schedule
Developments Schedule
Employee Benefits Schedule
Employees Schedule
Financial Statements Schedule
Governmental Consents Schedule
Insurance Schedule

Intellectual Property Schedule
Leased Real Property Schedule
Liabilities Schedule
Litigation Schedule
Permitted Liens Schedule
Taxes Schedule
Tangible Assets Schedule

Purchaser Brokerage Schedule
Purchaser Capitalization Schedule
Purchaser Customer and Supplier Schedule
Purchaser Contracts Schedule
Purchaser Developments Schedule
Purchaser Employee Benefits Schedule
Purchaser Employees Schedule
Purchaser Financial Statements Schedule
Purchaser Governmental Consents Schedule
Purchaser Insurance Schedule
Purchaser Intellectual Property Schedule
Purchaser Leased Real Property Schedule
Purchaser Liabilities Schedule
Purchaser Taxes Schedule

EXHIBITS
Exhibit A – Closing Estimates Statement
Exhibit B – Earn-Out Benchmarks and Payments
Exhibit C – Company Accounting Principles

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of January 13, 2017, is made by and among Auxilio, Inc., a Nevada corporation (the "Purchaser"), CynergisTek, Inc., a Texas corporation (the "Company"), Dr. Michael G. Mathews ("Mathews") and Michael H. McMillan ("McMillan" and together with Mathews, the "Stockholders").  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in ARTICLE VIII.
WHEREAS, each Stockholder owns 2,750,000 shares of Common Stock of the Company (collectively, such 5,500,000 shares of Common Stock are referred to herein as the "Stock"), which Stock is 100% of the issued and outstanding capital stock of the Company; and
WHEREAS, the Stockholders desire to sell the Stock to the Purchaser, and the Purchaser desires to purchase the Stock from the Stockholders, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.

PURCHASE AND SALE OF STOCK; SALE CONSIDERATION; THE CLOSING; ADJUSTMENTS
1.01. Purchase and Sale of Stock.  At the Closing, on the terms set forth in this Agreement, each Stockholder shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from each such Stockholder, such Stockholder's right, title and interest in and to the Stock, free and clear of Liens.
1.02. Sale Consideration; Closing Estimates.
(a) The aggregate amount to be paid to the Stockholders as consideration for the Stock (the "Sale Consideration") is:
(i) (A) $15,000,000 in cash, plus (B) $9,000,000 in the form of Stockholder Notes, plus (C) one million one hundred sixty-six thousand six hundred sixty-six (1,166,666) shares of Purchaser Stock (the "Purchaser Shares");
(ii) plus up to $7,500,000 in cash in contingent earn-out consideration pursuant to Section 1.06;
(iii) plus (A) Closing Net Working Capital Surplus, if any, less (B) Closing Net Working Capital Deficit, if any, less (C) the aggregate amount of Funded Indebtedness as of immediately before the Closing, less (D) the Designated Transaction Expenses.

(b) The Company has prepared and delivered to the Purchaser a statement as set forth on Exhibit A (the "Closing Estimates Statement") setting forth a good faith estimate of Closing Net Working Capital (the "Estimated Closing Net Working Capital"), and the Company's calculation of Closing Residual Cash Consideration showing the dollar amount of each component of such calculation.
(c) At the Closing, the Purchaser shall deliver the Closing Residual Cash Consideration to the Stockholders.  After the Closing, there will be possible Sale Consideration adjustments in accordance with Section 1.05.
1.03. The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Dallas, Texas offices of Gardere Wynne Sewell LLP at 10:00 a.m. (CT) concurrently with the execution and delivery of this Agreement.  The date of the Closing is referred to herein as the "Closing Date".
1.04. The Closing Transactions.  Subject to the terms set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(a) the Purchaser shall deliver the Closing Residual Cash Consideration by wire transfer of immediately available funds to the Stockholders in accordance with Section 1.08;
(b) the Purchaser shall deliver a Stockholder Note to each Stockholder made in the name of such Stockholder in the original principal amount of $4,500,000;
(c) the Purchaser shall issue 1,166,666 Purchaser Shares and shall deliver a certificate to each Stockholder evidencing 583,333 Purchaser Shares;
(d) the Purchaser and each Stockholder will enter into an Employment Agreement;
(e) each of the Stockholders will be duly appointed to Purchaser's board of directors, to serve until the next annual meeting of the Purchaser's stockholders, at which point they would become subject to the Purchaser's customary director election procedure;
(f) the Purchaser shall deliver evidence to the Stockholders of the insurance policy described in Section 5.02;
(g) the Purchaser and the Stockholders shall enter into the Registration Rights Agreement;
(h) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all Funded Indebtedness, if any, by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Indebtedness in appropriate payoff letters from the holders of Funded Indebtedness which include arrangements reasonably satisfactory to the Purchaser for such holders of Funded Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing;

(i) the Purchaser shall pay, on behalf of the Company, the Designated Transaction Expenses, by wire transfer of immediately available funds to the account(s) designated by each Person to whom such Designated Transaction Expenses are to be paid;
(j) each Stockholder shall deliver to the Purchaser one or more certificates representing the Stock held by such Stockholder, together with duly executed stock powers or other documents of transfer and assignment sufficient to transfer record title and full beneficial ownership of such Stock to Purchaser, free and clear of all Liens;
(k) the Company shall deliver a certificate signed by the Secretary of the Company certifying as to (i) the full force and effect of the articles of incorporation and bylaws (or equivalent governing documents) of the Company attached to such certificates as exhibits, (ii) the accuracy and full force and effect of resolutions adopted by the Board of Directors of the Company regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement;
(l) Each Stockholder shall deliver a certificate of non-foreign status pursuant to Treas. Reg. Section 1.1445-2(b)(2); and
(m) The Purchaser shall deliver to the Stockholders a certificate signed by the Secretary of the Purchaser certifying as to (i) the full force and effect of the articles of incorporation and bylaws (or equivalent governing documents) of the Purchaser attached to such certificate as exhibits, (ii) the accuracy and full force and effect of resolutions adopted by the board of directors of the Purchaser regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate and (iii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement.
1.05. Net Working Capital/Cash.
(a) As promptly as practicable, but in no event later than 60 days after the Closing Date, the Purchaser shall in good faith prepare and deliver to the Stockholders a written statement (the "Closing Statement") setting forth its proposed (i) balance sheet of the Company as of 11:59 p.m. (CT)  on the Closing Date (without giving effect to any changes effected by Purchaser after the Closing) (as such balance sheet is finally determined in accordance with this Section 1.05, the "Closing Balance Sheet"), which shall be prepared using the same accounting methodologies as were used to develop the Closing Estimates Statement and in accordance with Company Accounting Principles.
(b) The Company and the Purchaser shall permit the Stockholders and their representatives to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Statement and provide the Stockholders with copies thereof (as reasonably requested by the Stockholders).  If the Stockholders disagree with any part of the Purchaser's calculation of the items set forth in the Closing Statement, the Stockholders shall, within 60 days after the Stockholders' receipt of the Closing Statement, notify the Purchaser in writing of such disagreement by setting forth the Stockholders' calculation of the items set forth in the Closing Statement and describing in reasonable detail the basis for such disagreement (a "Closing Statement Objection Notice"), and the matter will be resolved in accordance with Section 1.07.

(c) Once Closing Net Working Capital is finally determined by agreement of the parties or in accordance with Section 1.07, then Closing Residual Cash Consideration shall be recalculated using Closing Net Working Capital Surplus, if any, Closing Net Working Capital Deficit, if any, (all as finally determined by agreement of the parties or in accordance with Section 1.07) in place of Estimated Closing Net Working Capital Surplus, if any, and Estimated Closing Net Working Capital Deficit, if any.
(d) Within five Business Days after Closing Net Working Capital is finally determined pursuant to the agreement of the parties or Section 1.07:
(i) if Closing Residual Cash Consideration as recalculated pursuant to Section 1.05(c) is less than Closing Residual Cash Consideration as paid pursuant to Section 1.04(a), the Stockholders shall pay to the Purchaser an amount equal to the amount of such reduction; or
(ii) if Closing Residual Cash Consideration as recalculated pursuant to Section 1.05(c) is greater than Closing Residual Cash Consideration as paid pursuant to Section 1.04(a), the Purchaser shall pay to the Stockholders an amount equal to such increase.
(e) All payments made pursuant to Section 1.05(d) shall (x) be treated by all parties as adjustments to the Sale Consideration for Tax purposes and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser and the Stockholders, as applicable (and, as to the Stockholders, pursuant to Section 1.08).
1.06. Contingent Earn-Out Consideration.
(a) As a component of the Sale Consideration, Purchaser shall pay to the Stockholders with respect to each Calculation Period within the Earn-out Period an amount, if any, equal to the Earn-out Amount for each Calculation Period (each, an "Earn-out Payment"); provided, that in no event shall Purchaser be obligated to pay to the Stockholders more than $7,500,000 in the aggregate for all Calculation Periods during the Earn-out Period.
(b) The amount of the Earn-out Payment (the "Earn-out Amount") for each Calculation Period shall be calculated as follows:
(i) No Earn-out Payment shall be due for such Calculation Period if the EBITDA is less than the Minimum EBITDA Benchmark for such Calculation Period.
(ii) If the EBITDA for such Calculation Period is at least the Minimum EBITDA Benchmark for such Calculation Period, the Stockholders shall have earned the Minimum Earn-out Amount and shall be entitled to additional amounts if and to the extent the EBITDA for such Calculation Period is equal to or exceeds the Second EBITDA Benchmark, the Third EBITDA Benchmark and the Fourth EBITDA Benchmark, respectively, such that, for each additional benchmark reached, the Stockholders shall be entitled to an additional Earn-out Amount, as set forth on Exhibit B.  For the avoidance of doubt, the amount next to each successive EBITDA benchmark in a given Calculation Period is additive to the amounts attributable to the lower EBITDA benchmarks for that Calculation Period.  For example, if the Fourth EBITDA Benchmark is achieved in the 2017 Calculation Period, the Stockholders would be entitled to Earn-out Payments in the aggregate amount of $1,500,000 for that Calculation Period.

(iii) If the EBITDA for such Calculation Period exceeds the Fourth EBITDA Benchmark for such Calculation Period, all amounts in excess of the Fourth EBITDA Benchmark ("Carryover EBITDA") shall be counted towards (i.e. carried over and added to) the EBITDA in the next Calculation Period for purposes of calculating the Earn-out Amount for such subsequent Calculation Period.
(c) Purchaser shall cause to be prepared stand-alone financial statements of the Company Business for each Calculation Period, and shall, not later than the 120th day of the next calendar year, prepare and deliver to the Stockholders a written statement (the "Earn-out Statement") setting forth its calculation of EBITDA for such Calculation Period and the resulting Earn-out Payment due to the Stockholders for such Calculation Period, along with supporting documentation.  The Company and the Purchaser shall permit the Stockholders and their representatives to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Earn-out Statement and provide the Stockholders with copies thereof (as reasonably requested by the Stockholders).  If the Stockholders disagree with any part of the Purchaser's calculation of the items set forth in the Earn-out Statement, the Stockholders shall, within 60 days after the Stockholders' receipt of the Earn-out Statement, notify the Purchaser in writing of such disagreement by setting forth the Stockholders' calculation of the items set forth in the Earn-out Statement and describing in reasonable detail the basis for such disagreement (an "Earn-out Objection Notice"), and the matter will be resolved in accordance with Section 1.07.
(d) Any Earn-Out Payment that the Purchaser is required to make pursuant to this Section 1.06 shall be paid to the Stockholders in accordance with Section 1.08 no later than five Business Days following the date upon which the determination of the Earn-out Payments for the applicable Calculation Period becomes final and binding upon the parties by agreement of the parties or pursuant to Section 1.07.
(e) Purchaser's obligation to pay each of the Earn-out Payments to the Stockholders shall be an independent obligation of Purchaser subject only to the satisfaction of the Company Business' performance benchmarks set forth in Section 1.06(b), and shall not be subject to any other conditions, including the Stockholders' continuing employment with the Company or Purchaser.   The obligation to pay an Earn-out Payment to the Stockholders would not obligate Purchaser to pay any preceding or subsequent Earn-out Payment.
(f) In order to provide the Stockholders with the opportunity to achieve the Earn-out Payments, from the Closing Date through the date that all Earn-out Payments have been paid to the Stockholders or finally determined not to be payable to the Stockholders in accordance with this Agreement (and any related disputes resolved), the Purchaser shall, and shall cause the Company Business to, and the Company Business shall, do the following:

(i) not, directly or indirectly, take any actions in bad faith or for the purpose of avoiding or reducing any Earn-out Payment;
(ii) continue to operate the Company Business as either a subsidiary or a separate business unit of the Purchaser, and, without the Stockholders' prior written consent, not divert or direct any of the assets, customers or business of the Company Business to other Affiliates or business units of the Purchaser or divert or direct any of the assets or liabilities of other such Affiliates or business units to the Company Business;
(iii) ensure that the Stockholders will have the authority to conduct the day-to-day operations of the Company Business, subject to the direction and control of Purchaser's Board (whose exercise of direction and control shall otherwise be subject to the provisions of this Section 1.06(f));
(iv) use commercially reasonable efforts to support the Stockholders' proposals and initiatives;
(v) without the Stockholders' prior written consent, not permit the Company Business to take any action or enter into any transaction or dispose of any assets outside the ordinary course of business, including the acquisition of any other business or entity, by acquisition of assets, stock, merger or otherwise;
(vi) not permit the Company Business to forgive, cancel, compromise, waive or release any obligation, right or claim except in the ordinary course of business consistent with the Company's historical practices;
(vii) not permit the Company Business to loan money to any Person;
(viii) not permit the Company Business to enter into any agreement or transaction with any Person on terms less favorable to the Company Business than could be obtained in a bona fide arm's-length transaction with an unaffiliated third party;
(ix) not permit the Company Business to take any action to accelerate or defer earnings or expenses into a fiscal year other than the one in which they would occur in the ordinary course of business, or take any other action or enter into, modify or terminate any agreement, which could adversely impact EBITDA or the Stockholders' ability to receive Earn-out Payments.
In the event of any violation of any provision of this Section 1.06(f) (if such violation does not constitute an event or circumstance described in Section 1.06(g)) that results in a decrease in EBITDA, the calculation of EBITDA for the applicable fiscal year and subsequent fiscal years shall be made as if the circumstance resulting in such violation had not occurred and the effect of such circumstance on EBITDA shall be adjusted accordingly for purposes of determining Earn-out Payments for the applicable fiscal year or fiscal years.
(g) Upon the happening of any of the following events or conditions prior to the end of the 2021 Calculation Period and the final determination and payments of any Earn-out Payments payable thereunder, in the event that any of the following events or conditions occur, the maximum amount of Earn-out Payments that could still be earned under this Agreement for the then current Calculation Period and any Calculation Period(s) remaining following the occurrence of such event or circumstance, shall accelerate and immediately become due and payable to the Stockholders:

(i) Either Stockholder's employment shall be terminated by the Company or the Purchaser without Cause (as defined in their respective employment agreements); provided however that if the Earn-out Payments are accelerated under this Section 1.06(g)(i) and the resulting payment would put the Purchaser in default with its lenders or otherwise cause Purchaser unreasonable financial hardship, the Stockholders will consider in good faith whether to permit such payment to be made on deferred terms while giving effect to the Parties' agreement to accelerate payment to the maximum extent possible;
(ii) Purchaser shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;
(iii) Any involuntary proceeding shall be commenced against Purchaser seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;
(iv) (A) Purchaser or its Affiliates shall cease to be the sole direct or indirect owner, of record and beneficially, of all of the assets constituting the Company Business or all of the issued and outstanding capital stock of the Company, (B) Purchaser shall undergo a Change of Control, shall enter into any merger, consolidation or sale or other transfer of all or substantially all its assets, or shall cease to conduct business or dissolve, or (C) the Company Business shall enter into any merger, consolidation, or sale or other transfer of all or substantially all its assets, or shall cease to conduct business or dissolve, provided however that if (x) such sale of assets or stock, Change of Control, or merger, consolidation or sale or other transfer of all or substantially all of its assets, or cessation of business or dissolution occurs after December 31, 2018 and (y) if in each of the two Calculation Periods immediately preceding such sale of assets or stock or Change of Control, EBITDA is less than the COC Acceleration Minimum EBITDA Benchmark for such Calculation Period, then the timing of the Earn-out Payments shall not accelerate and shall be paid according to the normal timeline, however:
(1) if any Person which acquires all of the assets constituting the Company Business, or all of the issued and outstanding capital stock of the Company or the Purchaser, or is the surviving entity in any merger, consolidation or other business combination, agrees to assume Purchaser's obligation to pay the Earn-out Payments to the Stockholders if and when earned and does not change the roles and responsibilities of the Stockholders as they relate to the operation of the Company Business (other than immaterial changes to the Stockholders' roles and responsibilities under their employment arrangements which changes do not alter any of the covenants in this Section 1.06), the Earn-out Amounts shall be calculated normally;

(2) if any Person which acquires all of the assets constituting the Company Business, or all of the issued and outstanding capital stock of the Company or the Purchaser, or is the surviving entity in any merger, consolidation or other business combination, does not agree to assume Purchaser's obligation to pay the Earn-out Payments to the Stockholders if and when earned or changes the roles and responsibilities of the Stockholders as they relate to the operation of the Company Business (other than immaterial changes to the Stockholders' roles and responsibilities under their employment arrangements which changes do not alter any of the covenants in this Section 1.06), then all subsequent Earn-out Amounts will automatically be the maximum amount possible in the applicable Calculation Period without regard to EBITDA for such Calculation Period.
(h) As used in this Section 1.06, the following definitions shall apply:
(i) "EBITDA" shall mean, with respect to any particular period, the net income of the Company Business prior to the provision for (A) interest expense (including amortization of debt issuance costs) for such period, (B) Taxes based on income or profits for such period, and (C) depreciation and amortization (including amortization of goodwill and other intangibles) for such period, in each case determined in accordance with GAAP calculated consistently with the Company's audited 2015 financial statements; except that for purposes of calculating EBITDA, (x) any net increase in deferred revenues will be added to EBITDA and any net decrease in deferred revenues will be subtracted from EBITDA, and (y) no deduction from net income shall be made for (1) costs that Purchaser or the Company's board of directors requires the Company Business to bear for personnel or services that the Company has not historically borne or that are in excess of the amount that the Company has historically borne, including any performance-based employee bonus plan, pool or program, except that Stockholder Base Salary shall be deducted in full even if more than the amounts historically paid to them, if agreed to by both Purchaser and each of the Stockholders, (2) overhead or internal function charges from, or IT or other services provided by, Purchaser or its Affiliates, unless such services are replacing services already in place, except for increases necessary to support the business in a manner consistent with the way the Company's business is operating prior to Closing, (3) financing or transaction-related costs related to this Agreement or the transactions contemplated herein, (4) the change of control bonuses described on the Company Developments Schedule, (5) payments by Purchaser or its Affiliates under this Agreement (including Earn-out Payments), and (6) fees and expenses of calculating EBITDA and amounts payable under this Agreement or resolving disputes related thereto, unless such disputes are resolved in favor of Purchaser.
(ii) "Calculation Periods" mean calendar year 2017 (the "2017 Calculation Period"), calendar year 2018 (the "2018 Calculation Period"), calendar year 2019 (the "2019 Calculation Period"), calendar year 2020 (the "2020 Calculation Period") and calendar year 2021 (the "2021 Calculation Period").

(iii) "COC Acceleration Minimum EBITDA Benchmark" means, with respect to a Calculation Period, the Minimum EBIDTA Benchmark for such Calculation Period, except that it shall be calculated as the lesser (rather than the greater) of (A) or (B) as set forth in such definition.
(iv) "Company Business" means the business of the Company as operated from and after January 1, 2017, either as a standalone entity, in the Company as a subsidiary of the Purchaser or in a self-contained separate business unit of Purchaser that is segregated from the Purchaser's other business and accounted for accordingly.
(v) "Earn-out Period" means the period beginning January 1, 2017 and ending on December 31, 2021.
(vi) "EBITDA Threshold Amount" means, for a particular Calculation Period, the amount indicated on Exhibit B.
(vii) "Minimum EBITDA Benchmark" means, with respect to any Calculation Period, the greater of (A) the EBITDA Threshold Amount for such Calculation Period and (B) 110% of the EBITDA (excluding any Carryover EBITDA) achieved for the immediately preceding Calculation Period; as a matter of clarification, for the 2017 Calculation Period, only subpart (A) will apply.
(viii) "Second EBITDA Benchmark" means, with respect to any Calculation Period, the greater of (A) 105% of the EBITDA Threshold Amount for such Calculation Period and (B) 115% of the EBITDA (excluding any Carryover EBITDA) achieved for the immediately preceding Calculation Period; as a matter of clarification, for the 2017 Calculation Period, only subpart (A) will apply.
(ix) "Third EBITDA Benchmark" means, with respect to any Calculation Period, the greater of (A) 110% of the EBITDA Threshold Amount for such Calculation Period and (B) 120% of the EBITDA (excluding any Carryover EBITDA) achieved for the immediately preceding Calculation Period; as a matter of clarification, for the 2017 Calculation Period, only subpart (A) will apply.
(x) "Fourth EBITDA Benchmark" means, with respect to any Calculation Period, the greater of (A) 115% of the EBITDA Threshold Amount for such Calculation Period and (B) 125% of the EBITDA (excluding any Carryover EBITDA) achieved for the immediately preceding Calculation Period; except that the Fourth EBITDA Benchmark for the 2017 Calculation Period is agreed to be fixed at $6,250,000.
(xi) "Minimum Earn-out Amount" means, for each Calculation Period, that number set forth on Exhibit B that corresponds with the achievement of the Minimum EBITDA Benchmark.
(xii) "Stockholder Base Salary" means amounts paid to the Stockholders under their employment or other service agreements with the Company Business, excluding any EBITDA-based bonuses.

1.07. Accounting Matters Dispute Resolution Procedures.  In the event that the Stockholders deliver to the Purchaser a Closing Statement Objection Notice pursuant to Section 1.05(b) or an Earn-out Objection Notice pursuant to Section 1.06(c), the procedures in this Section 1.07 will apply.
(a)  Purchaser and the Stockholders shall negotiate in good faith to resolve their disagreements with respect to the items set forth in the Closing Statement Objection Notice, including the calculations of the Closing Net Working Capital, or in the Earn-out Objection Notice, including the Company's or Company Business' EBITDA and the amount of the Earn-out Payments, as applicable (the "Disputed Items").  If the Purchaser and the Stockholders are unable to resolve all such Disputed Items within 30 days after the Purchaser's receipt of such Closing Statement Objection Notice or Earn-out Objection Notice, the Purchaser and the Stockholders shall submit such remaining Disputed Items to the Auditor.
(b) The Purchaser and the Stockholders shall use commercially reasonable efforts to cause the Auditor to resolve all remaining Disputed Items, but in any event shall direct the Auditor to render a determination within 60 days after its retention.  The Auditor shall consider only those items and amounts in the Purchaser's and the Stockholders' respective calculations of the unresolved Disputed Items.  In resolving the Disputed Items, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Auditor's resolution of the Disputed Items shall be based solely on (i) written materials submitted by the Purchaser and the Stockholders (i.e., not on independent review or an audit) and (ii) on the definitions and other terms included herein.  The Auditor shall make all determinations in accordance with the financial definitions set forth in this Agreement.  The determination of the Auditor shall be final, conclusive and binding upon the parties hereto.
(c) In connection with a dispute over the Closing Statement, the costs and expenses of the Auditor in resolving the Disputed Items shall be borne by the Purchaser, on the one hand, and the Stockholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if the Stockholders claim the Closing Net Working Capital is $1,000 higher than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Stockholders, and if the Auditor ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of the Auditor will be allocated 60% (i.e., 300 ÷ 500) to the Stockholders and 40% (i.e., 200 ÷ 500) to the Purchaser.  In the event of a dispute over an Earn-out Statement, the costs and expenses shall be borne by the party or parties that are not the substantially prevailing party.  In connection with its resolution of the Disputed Items, the Auditor shall, pursuant to the terms of this Section 1.07(c), also determine the allocation of its fees and expenses between the Purchaser and the Stockholders, which such determination shall be final, conclusive and binding on the parties hereto.
1.08. Stockholder Payments.  All payments of cash that Purchaser is required to make to the Stockholders under this Agreement, including under Sections 1.04(a), 1.05(d) or 1.06 shall be made in equal shares to each Stockholder by wire transfer of immediately available funds to the bank accounts set forth on Schedule 1.08 or to such other account as a Stockholder may provide.

ARTICLE II.

 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder represents and warrants to the Purchaser with respect to himself that:

2.01. Authorization.  This Agreement has been duly executed and delivered by such Stockholder.  Assuming that this Agreement is a valid and binding obligations of the Purchaser, this Agreement constitutes valid and binding obligations of such Stockholder enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights or to general principles of equity.
2.02. No Violation.  Such Stockholder is not subject to or obligated under any applicable Law, or any material agreement or instrument, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such Stockholder's execution, delivery or performance of this Agreement.
2.03. Brokerage.  Such Stockholder has not agreed to any brokerage commissions, finders' fees or similar compensation that would be payable in connection with the transactions contemplated by this Agreement.
2.04. Stock.  Such Stockholder owns, beneficially and of record, 2,750,000 shares of Common Stock of the Company.  All of such shares of Stock are free and clear of Liens and any and all restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws).  Such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Stockholder to sell, transfer or otherwise dispose of any of such shares of Common Stock other than this Agreement.
2.05. Investment Representations.  Such Stockholder (a) has such knowledge, skill and experience in business, financial and investment matters that he is capable of evaluating the merits and risks of an investment in the Purchaser Shares, (b) has considered the suitability of the Purchaser Shares as an investment in light of his own circumstances and financial condition and is able to bear the risks associated with an investment in the Purchaser Shares, (c) is acquiring Purchaser Shares for his own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws and is able to hold the Purchaser Shares for an indefinite period of time because, among other reasons, such Purchaser Shares have not been registered under the Securities Act or under the securities Law of any states, and, therefore, the Purchaser Shares are "restricted securities" and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities Law of such states or an exemption from such registration is otherwise available, (d) acknowledges that the offer and sale of the Purchaser Shares is intended to be exempt from registration under the Securities Act and all applicable state securities Laws, (e) has been furnished with the SEC Reports, and (f) represents and warrants that such Stockholder is an "accredited investor" as defined in Rule 501(a) under the Securities Act and meets all suitability standards imposed by the State of Texas relating to the purchase of the Purchaser Shares hereunder without registering such Purchaser Shares under the securities Laws of such state.

2.06. No Litigation.  As of the date hereof there are no actions, suits or proceedings pending or, to such Stockholder's Knowledge, overtly threatened in a writing to the Stockholder relating to or affecting the transactions contemplated by this Agreement.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Stockholders and the Company represent and warrant to the Purchaser that the statements in this ARTICLE III are correct as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (each a "Schedule" and, collectively, the "Disclosure Schedules").  The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this ARTICLE III; it being agreed that disclosure of any item in any Schedule of the Disclosure Schedules shall also be deemed disclosure with respect to any other Schedule of the Disclosure Schedules.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
3.01. Organization and Corporate Power.  The Company is a corporation organized, validly existing and in good standing (or its equivalent) under the laws of the State of Texas, and has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
3.02. No Subsidiaries.  The Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.
3.03. Authorization; No Breach.
(a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights or to general principles of equity.
(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not conflict with or result in any breach of, require any notice under or result in any violation of the provisions of the Company's articles of incorporation or bylaws.  Except as set forth on the Contracts Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of, require any consent under, constitute a material default under, result in a material violation of, or result in the creation of any Lien upon, (i) any material assets of the Company, (ii) under any Master Services Agreement between the Company and any customer that was among the 10 largest customers of the Company during either of the fiscal years of the Company ended December 31, 2014 or December 31, 2015 (with such top 10 determined by revenues calculated in accordance with Company Accounting Principles), or (iii) any other contract or agreement (other than contracts with customers) of the Company that calls for aggregate remaining payments to or by the Company in excess of $25,000.

3.04. Capitalization.  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 5,500,000 shares are issued and outstanding, all of which are held of record by the Stockholders.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  There are no outstanding options, warrants, purchase rights, or securities convertible into, any shares of capital stock or securities of the Company.
3.05. Financial Statements.
(a) The Financial Statements Schedule consists of: (a) the Company's unaudited balance sheet as of September 30, 2016 (the "Latest Balance Sheet") and the related consolidated statement of income for the period then ended and (b) the Company's unaudited balance sheet for the fiscal years ended December 31, 2015 and December 31, 2014 and the related statements of income for the fiscal year ended December 31, 2015 (collectively, the "Financial Statements").  The Financial Statements have been based upon the information contained in the Company's books and records, have been prepared in conformity with the Company Accounting Principles, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the Latest Balance Sheet to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.
(b) The Company's books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects, and (ii) have been maintained in accordance with customary and sound business practices in its industry.  All computer-generated reports and other computer output included in its books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.  The Company's management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
(c) Except as set forth on the Financial Statements Schedule, there are no events of fraud, whether or not material, that involve management or other employees of the Company who have a significant role in the Company's financial reporting and/or relate to the business conducted by the Company.

3.06. Undisclosed Liabilities.  Except as set forth on the attached Liabilities Schedule, the Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with Company Accounting Principles, except (i) those which are adequately reflected or reserved against in the Latest Balance Sheet as of the date of the Latest Balance Sheet; and (ii) those which have been incurred in the ordinary course of business since the date of the Latest Balance Sheet and which are individually or in the aggregate not greater than $20,000.
3.07. Absence of Certain Developments.  Except as set forth on the Developments Schedule, since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, and except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:
(a) amended or modified the Company's articles of incorporation or bylaws;
(b) issued or sold any of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitment of any kind with respect to its capital stock;
(c) entered into, amended or modified any employment agreement which provides for base annual compensation in excess of $140,000;
(d) entered into any contract or other agreement with any labor union;
(e) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(f) made any change in its accounting methods, principles or practices;
(g) made any loan or advance to any of its officers, directors, employees or consultants (other than in the ordinary course of business consistent with past practice) or made any other loan or advance;
(h) made any commitment to pay severance to any of its officers, directors, employees or consultants;
(i) made any capital expenditures in excess of $10,000 in any one case or $30,000 in the aggregate;
(j) incurred any indebtedness for borrowed money (other than indebtedness that will be Funded Indebtedness at the time of Closing);
(k) made any acquisition of all or any material part of the assets, properties, capital stock or business of any other Person;

(l) sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business or made any distributions of any assets (cash or otherwise) to any of its Affiliates;
(m) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale or transfer of inventory or immaterial assets for fair consideration in the ordinary course of business;
(n) entered into any contract or agreement (or series of reasonably related contracts or agreements, each of which materially relates to the underlying transaction as a whole) involving more than $25,000 or that cannot be terminated without penalty on less than six months' notice, in each case other than customer contracts entered into in the ordinary course of business;
(o) accelerated, terminated, modified or cancelled any contract or Permit (or series of reasonably related contracts or Permits) involving more than $5,000 annually to which the Company is a party or by which it or its assets is bound, and the Company has not received notice that any other party to such a contract or Permit (or series of reasonably related contracts or Permits) has accelerated, terminated, modified or cancelled the same;
(p) delayed or postponed the payment of accounts payable and other liabilities, accelerated the collection of accounts receivable, in either case outside the ordinary course of business, or altered any accounting method or practice;
(q) canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any indebtedness (or series of related indebtedness) owed to it and tracked, using the Company Accounting Principles, on the Latest Balance Sheet, in any case involving more than $5,000;
(r) made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(s) had any legal action or proceeding commenced nor, to the Company's Knowledge, threatened or anticipated relating to or affecting the Company, the business conducted by the Company or any asset owned or used by it;
(t) suffered (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, or (ii) any occurrence, event or incident related to the Company outside of the ordinary course of business; or
(u) committed to do any of the foregoing.
3.08. Real Property.

(a) The attached Leased Real Property Schedule contains a list of all real property leased by the Company (the "Leased Real Property").  The Company has made available to the Purchaser a true and complete copy of the underlying lease with respect to each Leased Real Property (each, a "Lease").  Except as set forth on the Leased Real Property Schedule, with respect to each of the Leases: (a) the Company has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it; (b)  the Company has not failed to perform its material obligations thereunder; (c) the Company's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any material respect; and (d) to the Company's Knowledge, no security deposit or portion thereof deposited under such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.
(b) The Company does not own any real property.
3.09. Tax Matters.  Except as set forth on the attached Taxes Schedule, the Company has filed all Tax Returns which are required to be filed by it.  Except as set forth on the attached Taxes Schedule, (a) all material Taxes due and owing by the Company (whether or not shown on such Tax Returns) have been fully paid or properly accrued, except for those Taxes which are being contested in good faith; (b)  the Company has complied with all withholding Tax requirements imposed on it; (c) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority against the Company; (d)  the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (e) there are no ongoing or pending Tax audits by any taxing authority against the Company; (f)  the Company (i) has not been a member of an affiliated group filing a consolidated federal Income Tax Return and (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (g) the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.
3.10. Contracts and Commitments.
(a) Except as set forth on the Contracts Schedule, the Company is not a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 3.14 or the Employee Benefits Schedule; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $140,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company; (vi) guaranty of any obligation for borrowed money or other guaranty of an obligation in excess of $100,000; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000; (ix) contract for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $150,000;  (x)  contract for the sale of products or services (other than purchase orders) under which the undelivered balance of such products or services has a sale price in excess of $150,000 (xi)  licensing agreement or other contract with respect to Company Intellectual Property, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Company Intellectual Property, or (xii) contract that to the Company's Knowledge contains any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, the Company is not in material default under any contract listed on the Contracts Schedule, and, to the Knowledge of the Company, the other party to each of the contracts listed on the Contracts Schedule in not in material default thereunder.
3.11. Intellectual Property.  The attached Intellectual Property Schedule sets forth the Intellectual Property owned by the Company (the "Company Intellectual Property") or for which a license has been granted to the Company with respect to its use (other than licenses for "off the shelf" products) (the "Licensed Intellectual Property"), that is material to the operation of the Company's business.  The Company Intellectual Property and the Licensed Intellectual Property (other than licenses for "off the shelf" products) constitute all of the Intellectual Property necessary to operate the Company's business in the manner conducted as of the date hereof.  Except as set forth on the Intellectual Property Schedule: (i) the Company owns all of the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) the Company has not received any written claims within the past 12 months that it has infringed or misappropriated the Intellectual Property of any other Person; (iii) to the Company's Knowledge, the Company is not currently infringing or misappropriating the Intellectual Property of any other Person; and (iv) to the Company's Knowledge, there is no infringement or misappropriation by any other Person of the Company Intellectual Property.
3.12. Litigation.  Except as set forth on the attached Litigation Schedule, as of the date hereof there are no actions, suits or proceedings pending or, to the Company's Knowledge, overtly threatened in a writing to the Company against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign relating to or affecting (a) the Company or any asset owned or used by it or (b) the transactions contemplated by this Agreement.  Except as set forth on the Litigation Schedule, the Company is not subject to any outstanding judgment, order or decree of any court or governmental body.  The Litigation Schedule lists all actions, suits or proceedings pending at any time since January 1, 2014, in which the Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all actions, suits or proceedings pending at any time since January 1, 2014, in which the Company has been a plaintiff.  The Litigation Schedule lists all judgments, orders or decrees of any court or governmental body in effect at any time since January 1, 2014, to which the Company has been subject or any asset owned or used by the Company is subject.

3.13. Governmental Consents.  Except as set forth on the Governmental Consents Schedule, no material consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or consummation by the Company of the transaction contemplated hereby except where the failure to obtain such consent, approval or authorization, or make such declaration or filing would not constitute a Material Adverse Effect.
3.14. Employee Benefit Plans.
(a) Except as listed on the attached Employee Benefits Schedule, the Company does not maintain or contribute to any "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).  Each such plan is referred to herein as a "Plan" and all such plans are collectively referred to herein as the "Plans."  The Company maintains an arrangement with TriNet HR Corporation ("TriNet") pursuant to which all Plans are sponsored by TriNet and the Company is a participating employer therein.  As a result, all representations in this Agreement regarding the Plans are limited to the Stockholders' Knowledge.  The Company has made available to Purchaser true, correct and complete copies of the Plan documents and to the extent applicable, related summary plan descriptions, the most recent determination letter or opinion or advisory letter issued with respect to the Plan, the most recent Form 5500 annual report as filed and all related trust agreements, insurance contracts and other funding arrangements, in each case, to the extent available from TriNet.  Each "pension plan" (as defined in Section 3(2) of ERISA) ("Pension Plan") which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has either received a favorable determination letter from the Internal Revenue Service that such Pension Plan is so qualified or the Internal Revenue Service has issued an opinion or advisory letter with respect to the form of the Plan on which the Company may rely.  The Plans comply in form and in operation in all material respects with the applicable requirements of the Code and ERISA.
(b) With respect to the Plans, (i) all required Company contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or threatened against the Company, other than routine claims for benefits, (iii) there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any Plan participant have been timely filed or distributed.
(c) The Company has not, nor have any of its directors, officers or employees committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Purchaser or any of its directors, officers or employees to any material liability under ERISA or any applicable Law.
(d) No Plan is subject to Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any other entity that would be treated as a single employer with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code has maintained or been obligated to contribute to such a plan at any time during the six (6) year period ending on the Closing Date.

(e) The Company has not communicated (whether orally or in writing) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Plans beyond those reflected in such plans or (ii) the adoption or creation of any new benefit plan.
(f) The Company does not contribute to or have any liability or potential liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).
(g) None of the Plans that are "Welfare Plans" (as defined in Section 3(1) of ERISA) obligates the Company to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after their termination of employment with the Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law.
(h) Except as listed on the attached Employee Benefits Schedule, no termination, retention, severance or similar benefit will become payable as a result of any transaction contemplated by this Agreement.
3.15. Insurance.  The attached Insurance Schedule sets forth each insurance policy maintained by the Company on its respective properties, assets, products, business or personnel, and lists the name of the insurer, the policy number, the name of the policyholder, the period of coverage and the amount of coverage.  The Company is not in material default under any such insurance policy.
3.16. Environmental Compliance and Conditions.
(a) To the Company's Knowledge, the Company is in material compliance with all Laws as enacted and in effect on or before the Closing Date concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes ("Environmental Laws") applicable to the real property listed on the Leased Real Property Schedule.
(b) The Company has not received written notice from any governmental authority regarding any actual or alleged material violation of or material liability or material investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations or the real property listed on the Leased Real Property Schedule.
(c) The Company has not received any written claim, order, directive or complaint asserting a material remedial obligation or liability under Environmental Laws with respect to conditions at any of the real property listed on the Leased Real Property Schedule.
(d) To the Company's Knowledge, the Company is in material compliance with, all permits, licenses and authorizations required under Environmental Laws for its operation at and occupancy of the real property listed on the Leased Real Property Schedule. This Section 3.16 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including, without limitation, any such matters arising under any Environmental Laws or with respect to hazardous materials, substances or wastes.

3.17. Affiliated Transactions.  Except as set forth on the attached Affiliated Transactions Schedule, for the past three years, no officer, director or Affiliate of the Company is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any material property used by the Company.
3.18. Brokerage.  Except as set forth on the attached Brokerage Schedule, the Company has not agreed to any brokerage commissions, finders' fees or similar compensation that would be payable in connection with the transactions contemplated by this Agreement.
3.19. Permits; Compliance with Laws.
(a) The Company holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations and authorizations (each a "Permit") required by it in connection with the conduct of its business under all federal, state and local Laws except where the failure to so hold or comply with would not constitute a Material Adverse Effect.
(b) The Company is in compliance, in all material respects, with all applicable Laws and orders, writs, injunctions and decrees of any court or any governmental instrumentality having jurisdiction over them, except where the failure to so comply would not constitute a Material Adverse Effect.  The Company has not, within the last twelve (12) months, received any written notice of any action or proceeding against it alleging any failure to comply with any such Laws, orders, writs, injunctions or decrees.  To the Company's Knowledge, the Permits Schedule lists all Permits necessary to allow the Company to lawfully conduct and operate its business as currently conducted and operated and to own and use its assets as currently owned and used.
3.20. Inventory.  The inventory of the Company is of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow moving items that have been written off, written down or reserves established to state at estimated fair market value.
3.21. Accounts Receivable; Accounts Payable.
(a) All accounts receivable of the Company as of the Closing Date represent or will represent valid obligations arising from goods or services actually sold by the Company in the ordinary course of business.  Unless paid prior to the Closing Date, the accounts receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Financial Statements and the accounting records of the Company as of the Closing Date, respectively.  The foregoing reserves are calculated consistent with past practices.  There is no contest, claim, or right to set-off, other than warranty work in the ordinary course of business, under any contract or agreement with any obligor of an account receivable relating to the amount or validity of such account receivable.  The Accounts Receivable Schedule contains a list of all accounts receivable as of the date of the Latest Balance Sheet, which list sets forth the aging of such accounts receivable.

(b) All accounts payable of the Company as of the Closing Date represent or will represent valid obligations arising from purchases or commitments actually made by the Company in the ordinary course of business.  Unless paid prior to the Closing Date, the accounts payable are and will be as of the Closing Date current and payable in accordance with their terms net of the respective reserves shown on the Financial Statements and the accounting records of the Company as of the Closing Date, respectively.  There is no contest, claim, or right to set-off under any contract or agreement with any obligee of an account payable relating to the amount or validity of such account payable.  The Accounts Payable Schedule contains a list of all accounts payable as of date of the Latest Balance Sheet, which list sets forth the aging of such accounts payable.
3.22. Employees.
(a) With respect to each employee and independent contractor of the Company, the Employee Schedule sets forth the name, job title, current rate of direct compensation, date of commencement of employment or engagement, and, as to employees, sick and vacation leave (both number of days and USD equivalent) that is accrued and unused.  The employees listed on the Employee Schedule are employed by the Company and constitute those Persons necessary to run the business of the Company at Closing.  No employee has provided written or, to the Company's Knowledge, oral, notice of any plans to terminate employment with the Company.
(b) Except as set forth on the Employee Schedule, there are no pending, or to the Company's Knowledge, threatened, legal proceedings with respect to the Company under any Laws relating to or arising out of any employment relationship with its employees.  Except as set forth on the Employee Schedule, the Company is not subject to any settlement or consent decree with any present or former employee, labor union or governmental authority relating to claims of discrimination, wrongful practices or other claims in respect of employment practices and policies.
(c) The Company is, and since January 1, 2014 has been, in compliance in all material respects with all Laws relating to the employment of labor, including Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers' compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings.
(d) None of Mathews, McMillan, Jeremy Molnar, Adam Hawkins or Jennifer Mills is a party to or bound by any agreement that (i) would reasonably be expected to adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Company, (ii) would reasonably be expected to adversely affect the ability of the Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company or the Company's customers or contract counterparties.

(e) The Company has not taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act ("WARN") or issued any notification of a plant closing or mass layoff required by WARN.
3.23. Title to and Sufficiency of Assets.  The Company has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on its premises, purported to be owned by any it, or shown on the date of the Latest Balance Sheet or acquired by the Company after date of the Latest Balance Sheet (the "Assets"), free and clear of any Liens except for Permitted Liens and except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet.  The Assets include (a) all tangible and intangible property and assets necessary for the continued conduct of the Company's business and the provision of services therewith as of the Closing in the same manner as conducted prior to the Closing and in compliance in all material respects with all applicable Laws, material contracts and Permits as of the Closing and (b) all property and assets necessary to generate the results of operations for the Company reflected in the Financial Statements and to perform under the material contracts.
3.24. Tangible Personal Property; Condition of Assets.   The Tangible Personal Property Schedule lists all machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, and other items of tangible personal property owned by the Company (the "Tangible Personal Property") that has a net book value in excess of $5,000 and the net book value of each such item.  The buildings, structures, Tangible Personal Property and other tangible assets that are owned or leased by the Company (excluding computers and computer equipment) are structurally sound, free from material defects, in good operating condition and repair (normal wear and tear excepted) and suitable for the uses for which they are used in the Company's business.  None of such buildings, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset.  All of the tangible assets owned or leased by the Company are located on the Leased Real Property (except for those in transit or located temporarily at any worksite for purposes of the conduct of the Company's business).
3.25. Bank Accounts.  The attached Bank Accounts Schedule sets forth all of the bank accounts of the Company, together with the authorized signatories for such accounts.
3.26. Customers and Suppliers.
(a) With respect to each of the three fiscal years most recently completed prior to the date hereof, the Customer and Supplier Schedule lists the ten largest (by dollar volume) customers of the Company during each such period (showing the dollar volume for each) (the "Major Customers").  The Company is not in breach of any contract with any Major Customer that would reasonably be expected to materially and adversely affect the Company's relationship with such Major Customer.  No Major Customer or supplier has notified the Company of plans to terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise, or to enter bankruptcy or liquidate; provided that no representation is made regarding the prospects for renewal of such relations upon their natural expiration.

(b) Except to the extent set forth on the Customer and Supplier Schedule, the Company is not currently required to provide any bonding or other financial security arrangements in any amount in connection with any on-going jobs, projects or other transactions with any Major Customers or suppliers.
3.27. No Acceleration Rights and Benefits.  The Company has not made, nor is the Company obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or any change of control.  No Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a Change of Control or the consummation of the transactions contemplated by this Agreement.
ARTICLE IV.

 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The following representations and warranties are qualified in their entirety by the SEC Reports.  Should any representation or warranty of the Purchaser contain any term that contradicts anything in the SEC Reports, the SEC Report(s) shall control.  Accordingly, the Purchaser represents and warrants to the Stockholders that the statements in this Article IV are correct as of the date of this Agreement, except as set forth in the Disclosure Schedules, and subject to the aforementioned qualification.  The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Article IV; it being agreed that disclosure of any item in any Schedule of the Disclosure Schedules shall also be deemed disclosure with respect to any other Schedule of the Disclosure Schedules.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
4.01. Organization and Corporate Power.  The Purchaser is a corporation organized, validly existing and in good standing under the Laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
4.02. Authorization.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights or to general principles of equity.
4.03. No Violation.  The Purchaser is not subject to or obligated under its articles of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser's execution, delivery or performance of this Agreement.

4.04. Governmental Authorities; Consents.  Except with regard to its obligations under the Exchange Act and as set forth on the Purchaser Government Consents Schedule, the Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Purchaser in connection with their execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.05. Investment Representation.  The Purchaser (a) has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Stock, (b) has considered the suitability of the Stock as an investment in light of its own circumstances and financial condition and is able to bear the risks associated with an investment in the Stock, (c) is acquiring the Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws, and (d) is an "accredited investor" as defined in Rule 501(a) under the Securities Act.
4.06. Capitalization.  The authorized capital stock of the Purchaser consists of 33,333,333 shares of Common Stock, of which 8,185,741 shares are issued and outstanding.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  Except as set forth on the Purchaser Capitalization Schedule, there are no outstanding options, warrants, purchase rights, or securities convertible into, any shares of capital stock or securities of the Purchaser, or any shares of capital stock reserved for issuance upon the exercise thereof.  The Purchaser Shares have been duly authorized and, when issued and delivered at the Closing, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

4.07. SEC Reports; Financial Statements.
(a) The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the periods commencing December 31, 2013 on a timely basis or has received a valid extension of such time of filing and has filed any such materials prior to the expiration of any such extension (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports").  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, as in effect at the time of filing and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The Purchaser Financial Statements Schedule consists of: (a) the Purchaser's unaudited balance sheet as of September 30, 2016 (the "Purchaser Latest Balance Sheet") and the related consolidated statement of income for the period then ended and (b)  the Purchaser's audited balance sheet and the related statements of income, for the fiscal years ended December 31, 2015 and December 31, 2014 (collectively, the "Purchaser Financial Statements").  The Financial Statements have been based upon the information contained in the Purchaser's books and records, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Purchaser as of the times and for the periods referred to therein, subject in the case of the Purchaser Latest Balance Sheet to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal period-end adjustments.
(c) The Purchaser's books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects, (ii) have been maintained in accordance with customary and sound business practices in its industry, and (iii) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Purchaser on an accrual basis.  All computer-generated reports and other computer output included in its books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.  The Purchaser's management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.
(d) There are no events of fraud, whether or not material, that involve management or other employees of the Purchaser who have a significant role in the Purchaser's financial reporting and/or relate to the business conducted by the Purchaser.
4.08. Undisclosed Liabilities.  Except as set forth on the attached Purchaser Liabilities Schedule, the Purchaser has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Purchaser Latest Balance Sheet as of the date of the Purchaser Latest Balance Sheet; and (ii) those which have been incurred in the ordinary course of business since the date of the Purchaser Latest Balance Sheet and which are individually or in the aggregate not greater than $20,000.

4.09. Absence of Certain Developments.  Except as set forth on the Purchaser Developments Schedule, since the date of the Purchaser Latest Balance Sheet, there has not been any Material Adverse Effect on the Purchaser.  Without limiting the generality of the foregoing, and except as set forth on the Purchaser Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Purchaser has not:
(a) amended or modified the Purchaser's articles of incorporation or bylaws;
(b) issued or sold any of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitment of any kind with respect to its capital stock; or effected any stock split, stock dividend or other recapitalization with respect to its capital stock;
(c) entered into, amended or modified any employment agreement which provides for base annual compensation in excess of $140,000;
(d) entered into any contract or other agreement with any labor union;
(e) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(f) made any change in its accounting methods, principles or practices;
(g) made any loan or advance to any of its officers, directors, employees or consultants (other than in the ordinary course of business consistent with past practice) or made any other loan or advance;
(h) made any commitment to pay severance to any of its officers, directors, employees or consultants;
(i) made any capital expenditures in excess of $25,000 in any one case or $100,000 in the aggregate;
(j) incurred any indebtedness for borrowed money (other than indebtedness that will be Funded Indebtedness at the time of Closing);
(k) made any acquisition of all or any material part of the assets, properties, capital stock or business of any other Person;
(l) sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business or made any distributions of any assets (cash or otherwise) to any of its Affiliates;

(m) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale or transfer of inventory or immaterial assets for fair consideration in the ordinary course of business;
(n) entered into any contract or agreement (or series of reasonably related contracts or agreements, each of which materially relates to the underlying transaction as a whole) involving more than $25,000 or that cannot be terminated without penalty on less than six months' notice;
(o) accelerated, terminated, modified or cancelled any contract or Permit (or series of reasonably related contracts or Permits) involving more than $5,000 annually to which the Purchaser is a party or by which it or its assets is bound, and the Purchaser has not received notice that any other party to such a contract or Permit (or series of reasonably related contracts or Permits) has accelerated, terminated, modified or cancelled the same;
(p) delayed or postponed the payment of accounts payable and other liabilities, accelerated the collection of accounts receivable, in either case outside the ordinary course of business, or altered any accounting method or practice;
(q) canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any indebtedness (or series of related indebtedness) owed to it, in any case involving more than $5,000;
(r) made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(s) had any legal action or proceeding commenced or, to the Purchaser's Knowledge, threatened or anticipated relating to or affecting the Purchaser, the business conducted by the Purchaser or any asset owned or used by it;
(t) suffered (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, or (ii) any occurrence, event or incident related to the Purchaser outside of the ordinary course of business; or
(u) committed to do any of the foregoing.
4.10. Real Property.
(a) Except as set forth on the Purchaser Leased Real Property Schedule, the SEC Reports contain a list of all real property leased by the Purchaser (the "Purchaser Leased Real Property").  The Purchaser has made available to the Company a true and complete copy of the underlying lease with respect to each Purchaser Leased Real Property (each, a "Purchaser Lease").  Except as set forth on the Purchaser Leased Real Property Schedule, with respect to each of the Purchaser Leases: (a) the Purchaser has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it; (b) the Purchaser has not failed to perform its material obligations thereunder; (c) the Purchaser's possession and quiet enjoyment of the Purchaser Leased Real Property under such Purchaser Lease has not been disturbed in any material respect; and (d) to the Purchaser's Knowledge, no security deposit or portion thereof deposited under such Purchaser Lease has been applied in respect of a breach or default under such Purchaser Lease which has not been redeposited in full.

(b) The Purchaser does not own any real property.
4.11. Tax Matters.  Except as set forth on the attached Purchaser Taxes Schedule, the Purchaser has filed all Tax Returns which are required to be filed by it.  Except as set forth on the attached Purchaser Taxes Schedule, (a) all material Taxes due and owing by the Purchaser (whether or not shown on such Tax Returns) have been fully paid or properly accrued, except for those Taxes which are being contested in good faith; (b) the Purchaser has complied with all withholding tax requirements imposed on it; (c) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority against the Purchaser; (d) the Purchaser has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (e) there are no ongoing or pending Tax audits by any taxing authority against the Purchaser; (f) the Purchaser (i) has not been a member of an affiliated group filing a consolidated federal Income Tax Return and (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (g) the Purchaser is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.
4.12. Contracts and Commitments.
(a) All contracts and agreements material to Purchaser are set forth and described in the SEC Reports.  The Contracts Schedule lists Purchaser's customer contracts under which the undelivered balance of such products or services has a selling price in excess of $150,000.
(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, the Purchaser is not in material default under any contracts set forth in the SEC Reports and, to the Knowledge of the Purchaser, the other party to each of the contracts set forth in the SEC Reports is not in material default thereunder.
4.13. Intellectual Property.  The attached Purchaser Intellectual Property Schedule sets forth the Intellectual Property owned by the Purchaser (the "Purchaser Intellectual Property") or for which a license has been granted to the Purchaser with respect to its use (other than licenses for "off the shelf" products) (the "Purchaser Licensed Intellectual Property"), that is material to the operation of the Purchaser's business.  The Purchaser Intellectual Property and the Purchaser Licensed Intellectual Property (other than licenses for "off the shelf" products) constitute all of the Intellectual Property necessary to operate the Purchaser's business in the manner conducted as of the date hereof.  Except as set forth on the Purchaser Intellectual Property Schedule: (i) the Purchaser owns all of the Purchaser Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) the Purchaser has not received any written claims within the past 12 months that it has infringed or misappropriated the Intellectual Property of any other Person; (iii) to the Purchaser's Knowledge, the Purchaser is not currently infringing or misappropriating the Intellectual Property of any other Person; and (iv) to the Purchaser's Knowledge, there is no infringement or misappropriation by any other Person of the Purchaser Intellectual Property.

4.14. Litigation.  Except as set forth in the SEC Reports, as of the date hereof there are no actions, suits or proceedings pending or, to the Purchaser's Knowledge, overtly threatened in a writing to the Purchaser against the Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign relating to or affecting (a) the Purchaser or any asset owned or used by it or (b) the transactions contemplated by this Agreement.  To the Purchaser's Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such action, suit or proceeding.  Except as set forth in the SEC Reports, the Purchaser is not subject to any outstanding judgment, order or decree of any court or governmental body.
4.15. Governmental Consents.  Except as required by the Exchange Act or as set forth on the Purchaser Governmental Consents Schedule, no material consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or consummation by the Purchaser of the transaction contemplated hereby except where the failure to obtain such consent, approval or authorization, or make such declaration or filing would not constitute a Material Adverse Effect.
4.16. Employee Benefit Plans.
(a) Except as listed on the attached Purchaser Employee Benefits Schedule, the Purchaser does not maintain or contribute to any "employee benefit plans" (as defined in ERISA).  Each such plan is referred to herein as a "Purchaser Plan" and all such plans are collectively referred to herein as the "Purchaser Plans."  The Purchaser has made available to the Company true, correct and complete copies of the Purchaser Plan documents and to the extent applicable, related summary plan descriptions, the most recent determination letter or opinion or advisory letter issued with respect to the Purchaser Plan, the most recent Form 5500 annual report as filed and all related trust agreements, insurance contracts and other funding arrangements.  Each "pension plan" (as defined in Section 3(2) of ERISA) ("Purchaser Pension Plan") which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code, has either received a favorable determination letter from the Internal Revenue Service that such Purchaser Pension Plan is so qualified or the Internal Revenue Service has issued an opinion or advisory letter with respect to the form of the Purchaser Plan on which the Purchaser may rely.  The Purchaser Plans comply in form and in operation in all material respects with the applicable requirements of the Code and ERISA.
(b) With respect to the Purchaser Plans, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Purchaser's Knowledge, threatened, other than routine claims for benefits, (iii) to the Purchaser's Knowledge, there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any Purchaser Plan participant have been timely filed or distributed.

(c) The Purchaser has not, nor, to the Purchaser's Knowledge, have any of its directors, officers, employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Purchaser Plans which would subject the Company or any of its directors, officers or employees to any material liability under ERISA or any applicable Law.
(d) No Plan is subject to Section 302 of ERISA or Section 412 of the Code, and neither the Purchaser nor any other entity that would be treated as a single employer with the Purchaser as determined under Sections 414(b), (c), (m) or (o) of the Code has maintained or been obligated to contribute to such a plan at any time during the six (6) year period ending on the Closing Date.
(e) The Purchaser has not communicated (whether orally or in writing) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Purchaser Plans beyond those reflected in such plans or (ii) the adoption or creation of any new benefit plan.
(f) The Purchaser does not contribute to or have any liability or potential liability with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).
(g) None of the Purchaser Plans that are "Welfare Plans" (as defined in Section 3(1) of ERISA) obligates the Purchaser to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after their termination of employment with the Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law.
(h) Except as listed on the attached Purchaser Employee Benefits Schedule, no termination, retention, severance or similar benefit will become payable as a result of any transaction contemplated by this Agreement.
4.17. Insurance.  The attached Purchaser Insurance Schedule sets forth each insurance policy maintained by the Purchaser on its respective properties, assets, products, business or personnel, and lists the name of the insurer, the policy number, the name of the policyholder, the period of coverage and the amount of the coverage.  The Purchaser is not in material default under any such insurance policy.
4.18. Environmental Compliance and Conditions.
(a) To the Purchaser's Knowledge, the Purchaser is in material compliance with all Environmental Laws applicable to the real property listed in the SEC Reports.

(b) The Purchaser has not received written notice from any governmental authority regarding any actual or alleged material violation of or material liability or material investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations or the real property listed in the SEC Reports.
(c) The Purchaser has not received any written claim, order, directive or complaint asserting a material remedial obligation or liability under Environmental Laws with respect to conditions at any of the real property listed in the SEC Reports.
(d) To the Purchaser's Knowledge, the Purchaser is in material compliance with, all permits, licenses and authorizations required under Environmental Laws for its operation at and occupancy of the real property listed in the SEC Reports.
This Section 4.18 contains the sole and exclusive representations and warranties of the Purchaser with respect to any environmental matters, including, without limitation, any such matters arising under any Environmental Laws or with respect to hazardous materials, substances or wastes.
4.19. Affiliated Transactions.  Except as set forth in the SEC Reports, for the past three years, no officer, director or Affiliate of the Purchaser is a party to any agreement, contract, commitment or transaction with the Purchaser or has any interest in any material property used by the Purchaser.
4.20. Brokerage.  Except as set forth on the attached Purchaser Brokerage Schedule, the Purchaser has not agreed to any brokerage commissions, finders' fees or similar compensation that would be payable in connection with the transactions contemplated by this Agreement
4.21. Permits; Compliance with Laws.
(a) The Purchaser holds and is in compliance, in all material respects, with all Permits required by it in connection with the conduct of its business under all federal, state and local Laws except where the failure to so hold or comply with would not constitute a Material Adverse Effect.
(b) The Purchaser is in compliance, in all material respects, with all applicable Laws and orders, writs, injunctions and decrees of any court or any governmental instrumentality having jurisdiction over them, except where the failure to so comply would not constitute a Material Adverse Effect.  The Purchaser has not, within the last twelve (12) months, received any written notice of any action or proceeding against them alleging any failure to comply with any such Laws, orders, writs, injunctions or decrees.  To the Purchaser's Knowledge, the Purchaser possesses all Permits necessary to allow the Purchaser to lawfully conduct and operate its business as currently conducted and operated and to own and use its assets as currently owned and used.
4.22. Inventory.  The inventory of the Purchaser is of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow moving items that have been written off, written down or reserves established to state at estimated fair market value.

4.23. Accounts Receivable; Accounts Payable.
(a) All accounts receivable of the Purchaser as of the Closing Date represent or will represent valid obligations arising from goods or services actually sold by the Purchaser in the ordinary course of business.  Unless paid prior to the Closing Date, the accounts receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Purchaser Financial Statements and the accounting records of the Purchaser as of the Closing Date, respectively.  The foregoing reserves are calculated consistent with past practices.  There is no contest, claim, or right to set-off, other than warranty work in the ordinary course of business, under any contract or agreement with any obligor of an account receivable relating to the amount or validity of such account receivable.
(b) All accounts payable of the Purchaser as of the Closing Date represent or will represent valid obligations arising from purchases or commitments actually made by the Purchaser in the ordinary course of business.  Unless paid prior to the Closing Date, the accounts payable are and will be as of the Closing Date current and payable in accordance with their terms net of the respective reserves shown on the Purchaser Financial Statements and the accounting records of the Purchaser as of the Closing Date, respectively.  There is no contest, claim, or right to set-off under any contract or agreement with any obligee of an account payable relating to the amount or validity of such account payable.
4.24. Employees.
(a) Except as set forth on the Employee Schedule, there are no pending, or to the Purchaser's Knowledge, threatened, legal proceedings with respect to the Purchaser under any Laws relating to or arising out of any employment relationship with its employees.  Except as set forth on the Employee Schedule, the Purchaser is not subject to any settlement or consent decree with any present or former employee, labor union or governmental authority relating to claims of discrimination, wrongful practices or other claims in respect of employment practices and policies.
(b) The Purchaser is, and since January 1, 2014 has been, in compliance in all material respects with all Laws relating to the employment of labor, including Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers' compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings.
(c) The Purchaser has not taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN.
4.25. Financing.  Purchaser has delivered to the Company correct and complete copies of all documents pursuant to which the Purchaser has obtained debt financing to pay the cash portion of the Sale Consideration (the "Debt Papers").  The Debt Papers are, as to Purchaser, and to the knowledge of Purchaser, the other parties thereto, valid and in full force and effect and have not been withdrawn, terminated, or otherwise amended or modified in any respect.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or any of its Affiliates under any term or condition of the Debt Papers.  The Debt Papers constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby.  The debt financing provided pursuant to the Debt Papers together with the Purchaser's available cash and cash flow is sufficient to (a) pay all Sale Consideration in accordance with the terms hereof and (b) pay in full all fees, costs, and expenses payable by Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby.

4.26. Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, each of the Purchaser and the Company will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, each of the Purchaser and the Company will have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Company.
4.27. Title to and Sufficiency of Assets.  The Purchaser has good and marketable title to, or a valid leasehold interest in, every property or asset used by it, located on its premises, purported to be owned by any it, or shown on the date of the Purchaser Latest Balance Sheet or acquired by the Purchaser after date of the Purchaser Latest Balance Sheet (the "Purchaser Assets"), free and clear of any Liens except for Permitted Liens and except for properties and assets disposed of in the ordinary course of business since the date of the Purchaser Latest Balance Sheet.  The Purchaser Assets include (a) all tangible and intangible property and assets necessary for the continued conduct of the Purchaser's business and the provision of services therewith as of the Closing in the same manner as conducted prior to the Closing and in compliance in all material respects with all applicable Laws, material contracts and Permits as of the Closing and (b) all property and assets necessary to generate the results of operations for the Purchaser reflected in the Purchaser Financial Statements and to perform under the material contracts.
4.28. Condition of Assets.   The buildings, structures and other tangible assets that are owned or leased by the Purchaser (excluding computers and computer equipment) are structurally sound, free from material defects, in good operating condition and repair (normal wear and tear excepted) and suitable for the uses for which they are used in the Purchaser's business.  None of such buildings, structures or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure or other tangible asset.  All of the tangible assets owned or leased by the Purchaser are located on the Purchaser Leased Real Property (except for those in transit or located temporarily at any worksite for purposes of the conduct of the Purchaser's business).

4.29. No Acceleration Rights and Benefits.  The Purchaser has not made, nor is the Purchaser obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or any change of control.  No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the transactions contemplated by this Agreement.
4.30. Customers and Suppliers.
(a) With respect to each of the three fiscal years most recently completed prior to the date hereof, the Purchaser Customer and Supplier Schedule lists the ten largest (by dollar volume) customers of the Purchaser during each such period (showing the dollar volume for each) (the "Purchaser Major Customers").
(b) Except to the extent set forth on the Purchaser Customer and Supplier Schedule, the Purchaser is not currently required to provide any bonding or other financial security arrangements in any amount in connection with any on-going jobs, projects or other transactions with any Purchaser Major Customers or suppliers.
ARTICLE V.

 COVENANTS OF THE PURCHASER
5.01. Access to Books and Records.  From and after the Closing, the Purchaser shall, and shall cause the Company to, provide the Stockholders and their agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company with respect to periods or occurrences before the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of the Purchaser, the Company and their Affiliates for purposes of better understanding such books and records.  Unless otherwise consented to in writing by the Stockholders, neither the Purchaser nor the Company shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period before the Closing Date without first offering to surrender to the Stockholders such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.
5.02. Director and Officer Liability and Indemnification.  For a period of six (6) years after the Closing, the Purchaser (a) shall not, and shall not permit the Company to, amend, repeal or otherwise modify any provision in the Purchaser's articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers and/or directors, it being the intent of the parties that the current and former officers and directors of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the Law, and (b) shall provide, "directors and officers" insurance under Purchaser's policy with coverage levels of at least $3,000,000.  From and after the Closing The Purchaser shall cause the Company to maintain errors and omissions insurance with limits not less than those in effect on the Closing Date and on terms not less beneficial to the insureds as are in effect on the Closing Date.  This Section 5.02 shall survive the Closing, is intended to benefit those persons who were directors or officers of the Company before and after the Closing and shall be binding on all successors and assigns of the Purchaser and the Company.

5.03. Employment and Benefit Arrangements.  From and after the Closing, the Purchaser shall cause the Company to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company is a party, as such plans, arrangements and agreements are in effect on the date hereof.  The Purchaser shall take all actions required so that eligible employees of the Company shall receive service credit under the Purchaser's employee benefit plans and arrangements for purposes of eligibility and vesting.  To the extent that the Purchaser modifies the coverage or benefit plans under which the employees of the Company participate as of the Closing, the Purchaser shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverage or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs.  This Section 5.03 shall survive the Closing, is intended to benefit the Company, their employees, and shall be binding on all successors and assigns of the Purchaser and the Company.
5.04. Regulatory Filings.  The Purchaser shall make or cause to be made all filings and submissions under any material Laws applicable to the Purchaser for the consummation of the transactions contemplated herein.  The parties hereto shall coordinate and cooperate with each other in exchanging such information and providing such assistance as may reasonably request in connection with all of the foregoing.
5.05. SEC Filings.  For so long as either Stockholder holds Purchaser Shares and Purchaser is subject to the reporting requirements of the Exchange Act, the Purchaser shall comply with all periodic reporting requirements of the Exchange Act, including the timely filing of all SEC Reports.
ARTICLE VI.

 ADDITIONAL AGREEMENTS AND COVENANTS
6.01. Acknowledgments.
(a) Except for the specific representations and warranties expressly made by the Stockholders in ARTICLE II and the Company in ARTICLE III (as modified by the Schedules thereto), (a) the Purchaser acknowledges and agrees that (i) neither of the Stockholders nor any other Person is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, or any of the Company's business, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets including any assets of the Company's business, the nature or extent of any liabilities of the Company, the prospects of the business of the Company, the effectiveness or the success of any operations, or the accuracy or completeness of any documents, projections, material or other information (financial or otherwise) regarding the Company, the business of the Company, the assets of the Company, the liabilities of the Company, or otherwise furnished to the Purchaser or their representatives or made available to the Purchaser and their representatives in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (ii) no Stockholder, nor any officer, manager, agent, representative or employee of the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided, (b) the Purchaser specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Company, either Stockholder or any other Person, and acknowledges and agrees that the Stockholders have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by the Company, either Stockholder or any Person, (c) the Purchaser specifically disclaims any obligation or duty by either Stockholder to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE II, ARTICLE III or by applicable Law, and (d) the Purchaser is entering into the transactions contemplated hereby and acquiring the Stock in connection with this Agreement subject only to the specific representations and warranties set forth in ARTICLE II and ARTICLE III as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE VII.

(b)   Except for the specific representations and warranties expressly made by the Purchaser in ARTICLE IV (as modified by the Schedules thereto), (a) the Company and Stockholders acknowledge and agree that (i) neither the Purchaser nor any other Person is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Purchaser, or any of the Purchaser's business, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets including any assets of the Purchaser's business, the nature or extent of any liabilities of the Purchaser, the prospects of the business of the Purchaser, the effectiveness or the success of any operations, or the accuracy or completeness of any documents, projections, material or other information (financial or otherwise) regarding the Purchaser, the business of the Purchaser, the assets of the Purchaser, the liabilities of the Purchaser, or otherwise furnished to the Stockholders, the Company or their representatives or made available to the Stockholders, the Company and their representatives in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (ii) neither the Purchaser, nor any officer, manager, agent, representative or employee of the Purchaser has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided, (b) each of the Stockholders specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Purchaser or any other Person, and acknowledges and agrees that the Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by the Purchaser or any Person, (c) the Purchaser specifically disclaims any obligation or duty by the Purchaser to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in ARTICLE IV or by applicable Law, and (d) the Stockholders are entering into the transactions contemplated hereby and acquiring the Purchaser Shares in connection with this Agreement subject only to the specific representations and warranties set forth in ARTICLE IV as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE VII.
6.02. Tax Matters.
(a) The Purchaser covenants that it (i) will be a corporation on the Closing Date, (ii) will file a consolidated United States federal Income Tax return with the Company for the Tax period that includes the Closing Date and (iii) will cause the Tax year of the Company to end on the Tax Closing Date for United States federal Income Tax purposes

(b)
(i) With respect to Tax Returns for the Company for all periods beginning on or before the Tax Closing Date which are filed after the Tax Closing Date, (A) the Stockholders shall prepare or cause to be prepared all such Income Tax Returns, including any claims for refunds, and applications for overpayments, of Income Taxes of the Company for any period ending on or before the Tax Closing Date, and (B) the Purchaser shall prepare or cause to be prepared and file or cause to be filed all other such Tax Returns.  Such Tax Returns shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax law.  At least 30 days (or a reasonable period with respect to non-Income Tax Returns) before the date on which each such Tax Return is filed, the Purchaser or the Stockholders, as applicable, shall submit such Tax Return to the other party for the other party's review and approval, which approval shall not be unreasonably withheld or delayed.
(ii) If the Purchaser and the Stockholders are unable to resolve any dispute regarding the preparation of a draft Tax Return governed by Section 6.02(b)(i), then such dispute shall be submitted to the Auditor for resolution regarding whether such Tax Return has been prepared in accordance with applicable Law and the terms of this Agreement and, if applicable, in a manner consistent with prior practice of the Company (except to the extent otherwise required by applicable Laws).  Guidelines similar to those set forth in Section 1.07  shall apply to the use of the Auditor under this Section 6.02(b)(ii). If a draft Short Period Tax Document or draft Tax Return is subject to an ongoing dispute under this Section 6.02(b)(ii) at the time that it is required to be filed, then such Tax Return shall be filed as initially prepared, with an amended Tax Return reflecting the resolution by the Auditor to be filed following the Auditor's resolution of the dispute.  All fees and expenses of the Auditor in connection with any dispute under this Section 6.02(b)(ii) shall be shared equally by the Purchaser, on the one hand, and by the Stockholders, on the other hand, and each party shall pay all fees and expenses of the attorneys, accountants and other representatives engaged by such party in connection therewith.  When approved by the Purchaser and Stockholders (or if they are unable to approve, when the Auditor resolves any dispute with respect thereto), the applicable Tax Return governed by Section 6.02 shall be deemed the final Tax Return.
(c) The Purchaser, the Stockholders and the Company shall reasonably cooperate, to the extent reasonably requested by the other party, in connection with the furnishing of information relating to providing reasonable assistance with (i) the preparation and the filing of Tax Returns of the Company and (ii) any Tax Contest with respect to Taxes of the Company.  In particular, the Purchaser shall, and shall cause the Company to, authorize and direct their respective officers to execute and file with the proper Governmental Authority each final Closing Income Tax Return promptly after such return becomes final under Section 6.02, and the Purchaser shall provide the Stockholders with a copy of each such return promptly after filing. The Company and the Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(d) If the Purchaser, the Company or any of their Affiliates receives (i) any notice of any Tax audit, assessment, adjustment, examination or other administrative, judicial or other proceeding with or against any taxing authority or with respect to Taxes (a "Tax Contest"), or (ii) a written notice threatening any Tax Contest, in either case, relating in whole or in part to Taxes for which any of the Purchaser, the Company or any of their Affiliates may be entitled to indemnification hereunder, the Purchaser shall promptly provide written notice to the Stockholders. The Stockholders shall have the right, at their own expense, to represent and control the interests of the Company in such Tax Contest and to employ counsel of their choice; provided, however, that the Purchaser shall have the right to participate in, and consult with the Stockholders regarding, any such Tax Contest at the Purchaser's own expense; and provided, further, that any settlement or other disposition of any Tax Contest may only be with the written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.  The Purchaser and Stockholders shall have the right to jointly represent and control the interests of the Company in any Tax Contest relating to taxable periods of the Company that begin on or before the Tax Closing Date and ends after the Tax Closing Date, and to employ counsel of their choice; provided, however, that any such Tax Contest shall not be settled or otherwise disposed of, except with the prior written consent of the Purchaser and the Stockholders, which consent will not be unreasonably withheld or delayed.  The Purchaser and the Stockholders each agree to consult with and keep the other informed on a regular basis regarding the status of any Tax Contest the settlement or other disposition of which would require consent of the other party.
(e) Neither the Purchaser nor the Company may file or cause the filing of, or amend or cause the amendment of, a Tax Return of the Company; change an annual accounting period, adopt or change any accounting method; file or amend any Tax election concerning the Company; or take or omit to take any action specifically with respect to any period ending on or before the Tax Closing Date, without the prior written consent of the Stockholders, which consent shall not be unreasonably withheld or delayed.
(f) Any refund of, or credit against future obligations for, Taxes (including any interest with respect thereto) of the Company attributable to any period occurring on or before the Tax Closing Date and whether in the form of cash received or a credit or offset against Taxes otherwise payable shall be the property of the Stockholders, shall be paid promptly to the Stockholders and if received by the Purchaser, the Company or any of their Affiliates shall be payable promptly to the Stockholders.
(g) The Purchaser and the Stockholders acknowledge and agree, to the extent permitted by Law, and subject to Code Sections 483 and 1274, (i) to report for federal and applicable state Tax purposes the payments to the Stockholders with respect to (A) the Stockholder Notes (exclusive of interest accruing thereon) and (B) the  Earn-out Payments as additional consideration for the Stock, and (ii) the Stockholders' rights to the payments in clause (i) through (iii) of this Section  6.02(g) (plus any interest or other earnings thereon) shall be treated as installment obligations for purposes of Code Section 453.  The Purchaser and the Stockholders agree to report consistently with the foregoing on all applicable Tax Returns.

(h) The Stockholders have delivered invoices evidencing the charges by legal and accounting professionals and such other documentation as is satisfactory to the Purchaser in connection with the Tax Analysis Reimbursement Amount.  For up to sixty (60) days after Closing, Purchaser may request additional documentation from such professionals related to the Tax Analysis Reimbursement Amount, subject to Section 9.15.  On or before the end of such sixty (60) day period, Purchaser shall pay to the Stockholders the Tax Analysis Reimbursement amount, less any amount received by the Stockholders as a refund of such charges.
6.03. Further Assurances.  From time to time, as and when requested by any party hereto and at such party's expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
6.04. Litigation Report.  If any party is evaluating, pursuing, contesting or defending against any action or legal proceeding in connection with (a) any transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, then upon the request of such party each other party will cooperate with the requesting party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The requesting party will reimburse each other party for its out-of-pocket expenses related to such cooperation.
6.05. Transition.  No Stockholder will take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, governmental authority, licensor, licensee, customer, supplier or other business associate of any the Company from maintaining the same relationships with the Company after the Closing as it maintained prior to the Closing.
6.06. Confidentiality.  Each of the Stockholders will, and will cause its Affiliates and representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized representatives of the Purchaser and the Company, except in connection with this Agreement or with the prior written consent of the Purchaser.  The covenants in this Section 6.06 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by a Stockholder or its Affiliates or representatives or, to the Knowledge of each Stockholder, breach by any other Person of a duty of confidentiality to the Purchaser or (b) a Stockholder is required to disclose by applicable Law; provided, however, that each Stockholder will notify the Purchaser in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Purchaser to limit the scope of such disclosure.  At any time that the Purchaser may request, each Stockholder will, and will cause its Affiliates and representatives to, turn over or return to the Purchaser all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.

6.07. Non-Competition.
(a) Each Stockholder hereby agrees that during the Restricted Period, except in regards to the Stockholder's proper performance of his or her duties as an employee of the Purchaser or its successor or any of its Affiliates, such Stockholder shall not, directly or indirectly:
(i) engage in the business which the Company is engaged in or has been engaged in prior to Closing in the Restricted Territory, including providing funds for the same;
(ii) provide services routinely performed for customers (directly or indirectly) in the operation of the Company ("Services") in the Restricted Territory;
(iii) solicit any Customer for purposes of providing Services;
(iv) accept as a customer any Customer for purposes of providing Services;
(v) induce or attempt to induce any Company employee to terminate his employment with the Purchaser or any of its Affiliates;
(vi) employ, or engage as an independent contractor, any employee of the Company;
(vii) interfere with the business relationship between a Customer or Company employee and the Purchaser or any of its Affiliates; or
(viii) encourage any Person to engage in any of the foregoing activities, including but not limited to providing financing, directly or indirectly, for any of the foregoing activities.
provided, however, that the foregoing will not restrict the ability of the Stockholder to purchase or otherwise acquire up to five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act.
(b) Each Stockholder hereby agrees that the covenants in this Agreement are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by the Purchaser and the substantial knowledge and goodwill such Stockholder has acquired with respect to the Company's business.  Notwithstanding the foregoing, in the event that at the time of enforcement of any provision of this Section 6.07 a court or other tribunal will hold that the restrictions in this Section 6.07 are unreasonable or unenforceable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

(c) The parties agree that in the event of any breach by a Stockholder of any of the provisions of this Section 6.07, money damages would be inadequate and the Purchaser would have no adequate remedy at law.  Accordingly, notwithstanding anything to the contrary contained in this Agreement (including Article VII), the parties agree that the Purchaser will have the right, in addition to any other rights and the obligations under this Section 6.07, to seek an adequate remedy for such, not only by an action for damages but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 6.07.
ARTICLE VII.

 INDEMNIFICATION
7.01. Indemnification by the Stockholders.  Subject to the limitations in this ARTICLE VII, including Section 7.02, each Stockholder shall, severally and not jointly, indemnify the Purchaser or any of its Affiliates, officers or directors against and hold them harmless from any loss, liability, damage or expense (including reasonable legal fees) ("Losses") suffered or incurred by any such indemnified party to the extent arising from any breach of any representation or warranty of such Stockholder set forth in ARTICLE II or the Company set forth in ARTICLE III or the breach of any covenant of such Stockholder contained in this Agreement.
7.02. Stockholder Indemnification Limitations.  The Stockholders' indemnification obligations under Section 7.01 are subject to the following limitations:
(a) No indemnity claim may be asserted under Section 7.01 unless and until the aggregate amount of Losses that would otherwise be payable under Section 7.01 exceeds on a cumulative basis an amount equal to one hundred fifty thousand dollars ($150,000) (the "Deductible Amount"); provided that once the Deductible Amount has been satisfied, all such Losses, including the Deductible Amount, shall be recoverable.  The limitations in this Section 7.02(a) shall not apply to claims for breaches of Fundamental Representations.
(b) In calculating the Deductible Amount or Losses hereunder, all Losses which total less than $10,000 for any claim shall be excluded in their entirety and not applicable against the Deductible Amount, and the Purchaser in any event shall have no recourse for such Losses against the Stockholder Notes, the Stockholders or otherwise.
(c) The Stockholders' aggregate maximum liability for Losses under Section 7.01 (including claims made as offsets of the Stockholder Notes or otherwise) shall be $2,300,000.  The limitations in this Section 7.02(c) shall not apply to claims for breaches of Fundamental Representations or for any amounts arising out of the Fair Warning litigation further described on the Litigation Schedule.
(d) No indemnity claim may be asserted under Section 7.01 if at or prior to Closing the Purchaser or its Affiliates or any of their respective representatives had knowledge about the facts and circumstances giving rise to the breach, and no Losses related thereto shall be counted for purposes of calculating the Deductible Amount.

(e)  The sole recourse for all claims by the Purchaser pursuant to this ARTICLE VII, shall be offsets against the Stockholder Notes.   All such claims shall be asserted first against the next scheduled quarterly payment (both principal and interest) and, if necessary, continue against subsequent quarterly payments until the claim is satisfied or the cap is reached.  Prior to such claim becoming finally determined, Purchaser may offset up to 50% of Purchaser's good faith estimate of the amount of such claim, and Purchaser's failure to make a payment under the Stockholder Notes in full which is based on such good faith estimate pursuant to this Article VII shall not be deemed to be a default under the Stockholder Notes.  When the amount of the claim is finally determined, the Purchaser may offset the difference between the final amount of the claim and the amount previously offset, or if the amount previously offset exceeds the final amount of the claim, the Purchaser shall promptly pay such difference to the applicable noteholder.
(f) No Stockholder shall have any liability under Section 7.01 for a breach by a representation or warranty of the other Stockholder in ARTICLE II or a breach of any covenant in this Agreement by the other Stockholder, nor shall any Stockholder be liable for more than fifty percent (50%) of the Losses resulting from any breach of a representation or warranty by the Stockholders or the Company in ARTICLE III.
(g) If any breach giving rise to an indemnification obligation under this Section 7.01 occurs, the Purchaser shall take and cause its Affiliates (including the Company) to take, or cooperate with the Stockholders, if so requested by the Stockholders, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).
(h) The Stockholders shall have no liability under Section 7.01 (including claims made as offsets of the Stockholder Notes or otherwise) for indirect, special, exemplary or punitive or diminution in value damages, damages premised on lost profits or a multiplier theory, or incidental or consequential damages.
(i) The Purchaser shall have no right to indemnification under this Section 7.01 with respect to any Loss or alleged Loss that is accrued on the Closing Balance Sheet or is otherwise taken into account in the determination of Closing Net Working Capital or Sale Consideration.
7.03. Indemnification by the Purchaser.  The Purchaser and the Company shall jointly and severally indemnify the Stockholders and their Affiliates and their respective officers and directors, against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from the breach of any representation or warranty of the Purchaser contained in ARTICLE IV of this Agreement and any breach of any covenant of the Purchaser contained in this Agreement or any covenant of the Company in this Agreement requiring performance after the Closing.
7.04. Exclusive Remedy.  The sole and exclusive remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (excluding matters to be resolved pursuant to Section 1.07) shall be pursuant to the provisions set forth in this ARTICLE VII; provided, however, that the foregoing shall not preclude an action based on Purchaser Fraud or Stockholder Fraud.

7.05. Termination of Indemnification.  The representations and warranties of the Parties made in this Agreement will survive Closing.  The rights of the Parties or any of its Affiliates, officers or directors, to be indemnified under this ARTICLE VII shall terminate two (2) years after the Closing; provided, however, that the right to be indemnified under this ARTICLE VII for (a) breaches of Fundamental Representations or covenants or claims for Stockholder Fraud or Purchaser Fraud shall survive indefinitely, (b) breaches of the representations and warranties in Sections 3.09 or 4.11 shall survive until ninety (90) days following the expiration of the applicable statute of limitations for Taxes, (c) any item as to which a Person asserting a right to indemnity shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature and dollar amount of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party.  No Person shall have the right to assert any claims for indemnity under this ARTICLE VII with respect to any Loss, cause of action or other claim to the extent it (a) is primarily a possible or potential Loss, cause of action or claim that the Person asserting the claim believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such Person or its Affiliates or paid or incurred by such Person or its Affiliates, or (b) is a Loss, cause of action or claim with respect to which the Person asserting a claim or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.
7.06. Procedures Relating to Indemnification.
(a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim and the facts known by the Indemnified Party relating thereto as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Stockholders shall continue to be entitled to assert any limitation on any claims contained in Section 7.02.  Should an Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party relating to an indemnifiable claim for any period during which the Indemnifying Party has not assumed the defense thereof.  If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not an Indemnifying Party shall have assumed the defense of a Third Party Claim, neither the Indemnified Party nor any of its Affiliates shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Indemnifying Party without the prior written consent of the Indemnifying Party.

(c) If any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding Third Party Claims), such party shall give written notice to the Indemnifying Party.  Such written notice shall state that it is being given pursuant to this Section 7.06, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence).  If such Indemnifying Party, within 60 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing such Indemnifying Party's intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim.  If, however, such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim.  If litigation or arbitration shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation or arbitration (including reasonable attorneys' fees), if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 60 days after the notice provided by the Indemnified Party.
7.07. Losses Net of Tax Benefits and Insurance.  The amount of any and all Losses under this ARTICLE VII shall be determined net of (a) any Tax benefits reasonably expected to be realized by any party seeking indemnification hereunder (or otherwise inuring to the Purchaser, the Company, and/or any of their respective Affiliates on account of such Loss) arising from the deductibility of any such Losses and (b) any amounts recovered or recoverable by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.  Neither the Purchaser nor its Affiliates shall have any right to assert any claims with respect to any Losses that would have been covered by insurance had the Purchaser maintained for the benefit of the Company (or caused the Company to maintain) the same insurance coverage following the Closing that was in effect for the Company immediately before the Closing.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Sale Consideration for Tax purposes.  If an insurance or other recovery is made by any Indemnified Party with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party.

ARTICLE VIII.

DEFINITIONS
8.01. Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Auditor" means Grant Thornton or another firm generally accepted in the Purchaser's industry which is acceptable to all Parties.
"Business Day" means any day other than (a) Saturday or Sunday or (b) any day on which the Federal Reserve Bank of Los Angeles, California is closed.
"Cash" means, as of a given time, all cash, cash equivalents and marketable securities held by the Company at such time, calculated in accordance with the presentation of cash in the Financial Statements.
"Change of Control" with respect to the Purchaser means an event in which any Person or group of Persons other than the stockholders of the Purchaser immediately prior to such event (a) becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities of the Purchaser or (b) become entitled to control the Purchaser, through the right to appoint directors, by contract or otherwise.
"Closing Net Working Capital" means Net Working Capital, as of 11:59 p.m. (PT) on the Closing Date (and adjusting such amount to reflect any additions or reductions thereto effected at or after the Closing by, or at the direction of, the Purchaser).   The Closing Net Working Capital shall be determined using the same accounting methodologies that were used to calculate the Estimated Closing Net Working Capital as set forth on the Closing Estimates Statement and as more fully described in the Company Accounting Principles.
"Closing Net Working Capital Deficit" means the amount, if any, by which the Net Working Capital Target exceeds Closing Net Working Capital as finally determined in accordance with Section 1.05.
"Closing Net Working Capital Surplus" means the amount, if any, by which Closing Net Working Capital exceeds the Net Working Capital Target as finally determined in accordance with Section 1.05.

"Closing Residual Cash Consideration" means (a) $15,000,000, plus (b) Estimated Closing Net Working Capital Surplus, if any, less (c) Estimated Closing Net Working Capital Deficit, if any, less (d) the aggregate amount of the Funded Indebtedness as of immediately before the Closing, less (e) the Designated Transaction Expenses.
"Commercially reasonable efforts" means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable, provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.
"Company Accounting Principles" means the historical accounting principles used by the Company in the preparation of the Financial Statements, certain of which are described on Exhibit C.
"Confidential Information" means information concerning the business or the affairs of the Company, including information relating to Customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Company Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Company.
"Customer" means any Person who is or was a customer or client of the Company on the date of this Agreement or during the 12 month period prior to such date.
"Designated Transaction Expenses" means Transaction Expenses outstanding as of immediately prior to the Closing that the Company requests that the Purchaser pay on the Company's behalf pursuant to Section 1.04(i).
"Employment Agreement" means a mutually acceptable employment agreement to be entered into at Closing by the Company and each Stockholder.

"Estimated Closing Net Working Capital Deficit" means the amount, if any, by which Net Working Capital Target exceeds Estimated Closing Net Working Capital.
"Estimated Closing Net Working Capital Surplus" means the amount, if any, by which Estimated Closing Net Working Capital exceeds Net Working Capital Target.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
"Fundamental Representations" means the representations and warranties set forth in Sections 2.03, 2.04, 3.04, 3.18, 4.06 and 4.20.
"Funded Indebtedness" means the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all funded indebtedness for borrowed money (a) owed by the Company under a credit facility, or (b) evidenced by any note, bond, debenture or other debt security issued by the Company.  Notwithstanding the foregoing, Funded Indebtedness does not include (i) any operating or lease obligations (including capital leases), or (ii) any letters of credit, performance bonds, bankers' acceptances or similar obligations including extensions of credit for trade payables entered into in the ordinary course of business.
"GAAP" means United States generally accepted accounting principles applied in a manner consistent with past practice.
"Income Taxes" or "Income Tax" means any Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts, or profits (including any state franchise Taxes).

"Income Tax Accounts" means all general ledger balance sheet accounts, or portions thereof, related to federal or state Income Taxes based on income, including deferred Tax assets, prepaid Income Taxes, Income Taxes receivable, deferred Tax liabilities, Income Taxes payable, Income Tax contingencies payable or any valuation account associated with such accounts.
"Income Tax Return" means any Tax Return relating to Income Taxes.
"Intellectual Property" shall mean all of the following in any jurisdiction throughout the world: (a) inventions (whether patentable or unpatentable and wither or not reduced to practice) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets, confidential information, know-how and inventions; and (f) computer software (including, without limitation, source code, executable code.
"Knowledge" means, with respect to the Company, the actual knowledge, after due inquiry of key employees, directors and officers of the Company, of Mathews and McMillan, Jeremy Molnar, Adam Hawkins and Jennifer Mills without any imputed knowledge, and, with respect to Purchaser, the actual knowledge, after due inquiry of key employees, directors and officers of the Purchaser, of Joe Flynn and Paul Anthony without any imputed knowledge.

"Law" means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental entity.
"Liens" means liens, security interests, charges or encumbrances.
"Material Adverse Effect" means, with respect to a Party, an effect that is materially adverse to the financial condition or results of operations of such Party, except: (a) any change in any Law or accounting requirement or interpretations thereof; (b) any change in interest rates; (c) any change relating to financial market, economic, or geopolitical conditions in general; (d) any change that is generally applicable to the industries or markets in which such Party operates; (e) any change or event that does not directly relate to such Party; (f) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (g) any action or omission by the Purchaser or any of its Affiliates (in the case of a Material Adverse Effect on the Company) or by the Stockholders or any of their Affiliates (in the case of a Material Adverse Effect on the Purchaser); (h) actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated hereby; or (i) any national or international political or social event or occurrence, including, without limitation, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.
"Net Working Capital" means, without duplication, the excess of all current assets of the Company (excluding Income Tax Accounts) over all current liabilities of the Company (excluding the current portions of Income Tax Accounts, Funded Indebtedness, and all Designated Transaction Expenses), in each case determined by the same accounting methodologies as were used to calculate Estimated Closing Net Working Capital as set forth on the Closing Estimates Statement and as more fully described in the Company Accounting Principles.
"Net Working Capital Target" means $4,000,000.
"Permitted Liens" means (a) Liens securing liabilities which are reflected or reserved against in the Financial Statements to the extent so reflected or reserved; (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings; (c) mechanic's, materialmen's, and similar Liens; (d) purchase money liens and Liens securing rental payments under capital lease arrangements; (e) Liens of record, (f) easements, servitudes, covenants, conditions, rights of way, restrictions and other similar matters, whether of record or apparent on the premises, (g) Liens set forth on the attached Permitted Liens Schedule or Purchaser Permitted Liens Schedule, as applicable; (h) Liens that will be released at Closing; and (i) Liens that are not reasonably likely to result in a Material Adverse Effect.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

"Purchaser Fraud" means Purchaser's commission of common law fraud (as construed under the laws of Delaware) against the Stockholders regarding the breach by the Purchaser of the representations and warranties set forth in ARTICLE IV.

"Purchaser Stock" means the common stock of the Purchaser, $0.001 par value per share.
"Registration Rights Agreement" means a registration rights agreement in a form mutually agreed and executed and delivered at Closing which provides the Stockholders with piggyback registration rights.
"Restricted Period" means the period commencing on the date hereof and ending on the third (3rd) anniversary of such date.
"Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
"Stockholder Note" means a promissory note in a form mutually agreed and executed and delivered at Closing.
"Stockholder Fraud" means a Stockholder or the Company's commission of common law fraud (as construed under the laws of Delaware) against the Purchaser regarding the breach by a Stockholder of the representations and warranties set forth in ARTICLE II or the breach by the Company of the representations and warranties set forth in ARTICLE III.
"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
"Tax" or "Taxes" means any federal, state, local or foreign Income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other Tax, including any interest, penalty or addition thereto, whether disputed or not.
"Tax Analysis Reimbursement Amount" means an amount not to exceed $77,500.45 for reimbursement of the Stockholders' legal and accounting fees incurred in connection with the consideration of certain transaction structuring proposals related to a 338(h)(10) election.
 "Tax Closing Date" means (a) with respect to federal Income Taxes (and any state Income Taxes to the extent the applicable state follows the federal Income Tax treatment applicable to S corporations set forth in Treas. Reg. Section 1.1502-76(b)(1)(ii)(A)(2)) of the Company, the day immediately preceding the Closing Date and (b) with respect to all other Taxes, the Closing Date.

"Tax Returns" means any return, report, declaration, claim for refund, information return, statement or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
"Transaction Expenses" means the amount of all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, accountants, tax advisors, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company in connection with the transactions contemplated by this Agreement.
8.02. Other Definitional Provisions.
(a) Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b) Certain Other Terms.  The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.  Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.  The terms "include," "includes," and "including" are not limiting.  All dollar amounts are expressed in United States funds.
(c) Successor Laws.  Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
8.03. Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:
Term	Section No.
2017 Calculation Period	1.06(h)(ii)
2018 Calculation Period	1.06(h)(ii)
2019 Calculation Period	1.06(h)(ii)
2020 Calculation Period	1.06(h)(ii)
2021 Calculation Period	1.06(h)(ii)
AAA	9.12(a)
Agreed Venue	9.12(f)
Agreement	Preface
Arbitration Provision	9.12(b)
Assets	3.23
Calculation Periods	1.06(h)(ii)

Term	Section No.
Closing	1.03
Closing Balance Sheet	1.05(a)
Closing Date	1.03
Closing Estimates Statement	1.02(b)
Closing Statement	1.05(a)
Closing Statement Objection Notice	1.05(b)
Code	3.14(a)
Company	Preface
Company Counsel	9.16
Company Intellectual Property	3.11
Deductible Amount	7.02(b)
Debt Papers	4.25
Disclosure Schedules	ARTICLE III
Disputes	9.12
Disputed Items	1.07(a)
Earn-out Amount	1.06(b)
Earn-out Objection Notice	1.06(c)
Earn-out Payment	1.06(a)
Earn-out Period	1.06(h)(iii)
Earn-out Statement	1.06(c)
EBITDA	1.06(h)(i)
EBITDA Threshold Amount	1.06(h)(vi)
Environmental Laws	3.16(a)
Equity Financing	4.07
Equity Financing Sources	4.07
ERISA	3.14(a)
Estimated Closing Net Working Capital	1.02(b)
Financial Statements	3.05
Financing	4.07
Fourth EBITDA Benchmark	1.06(h)(x)
Indemnified Party	7.06(a)
Indemnifying Party	7.06(a)
Latest Balance Sheet	3.05
Lease	3.08(a)
Leased Real Property	3.08(a)
Licensed Intellectual Property	3.11
Losses	7.01
Major Customers	3.26(a)
Minimum Earn-out Amount	1.06(h)(x)
Minimum EBITDA Benchmark	1.06(h)(vii)
Objection Notice	1.05(b)
PDF	9.10
Pension Plan	3.14(a)
Permit	3.19(a)
Plan	3.14(a)
Plans	3.14(a)
Purchaser	Preface
Purchaser Assets	4.27

Term	Section No.
Purchaser Financial Statements	4.07
Purchaser Intellectual Property	4.13
Purchaser Major Customer	4.30(a)
Purchaser Latest Balance Sheet	4.07
Purchaser Lease	4.10(a)
Purchaser Leased Real Property	4.10(a)
Purchaser Licensed Intellectual Property	4.13
Purchaser Pension Plan	4.16(a)
Purchaser Plan	4.16(a)
Purchaser Shares	1.02(a)(i)
Sale Consideration	1.02(a)
Schedule	ARTICLE III
Seller Group	9.16(a)
SEC Reports	4.07
Second EBITDA Benchmark	1.06(h)(viii)
Services	6.07(a)(ii)
Stock	Preface
Stockholder	Preface
Tangible Personal Property	3.24
Tax Contest	6.02(d)
Third EBITDA Benchmark	1.06(h)(ix)
Third Party Claim	7.06(a)
Unadjusted Sale Consideration	1.02(a)
WARN	3.22

ARTICLE IX.

 MISCELLANEOUS
9.01. Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or before the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made without the joint approval of the Purchaser and the Stockholders, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and the Stockholders shall have the right to review and comment on such press release or announcement before publication.
9.02. Expenses.  Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such fees and expenses, whether or not the Closing is consummated.

9.03. Notices.  Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth on Schedule 9.03 hereto, or at such other address as such party may specify by written notice to the other party hereto.
9.04. Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Purchaser or the Company without the prior written consent of the other parties.
9.05. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.06. Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.  If a subject matter is addressed in more than one representation and warranty in ARTICLE II or ARTICLE III, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or attached exhibits in any dispute or controversy involving the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or attached exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

9.07. Amendment and Waiver.  Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Stockholders.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
9.08. Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
9.09. Third-Party Beneficiaries.  Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Stockholders and persons who were directors, officers or employees of the Company before the Closing.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the Stockholders and persons who were directors, officers or employees of the Company before the Closing any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
9.10. Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.  Any counterpart may be executed by facsimile or portable document format ("PDF") signature and such facsimile or PDF signature shall be deemed an original.
9.11. Governing Law; Jurisdiction.  All issues and questions concerning the transaction contemplated by this Agreement and the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Subject to Section 9.12, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the United States located in Wilmington, Delaware, or if such courts do not have jurisdiction, the state courts for the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 9.03 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Subject to Section 9.12, each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any court of the United States located in Delaware or (b) any state court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.12. Arbitration.  SUBJECT TO THE RIGHTS UNDER THIS AGREEMENT TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, AND THE PROVISIONS IN SECTION 1.07 REGARDING DETERMINATIONS BY THE AUDITOR, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT, THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, OR ANY OF THE OTHER DOCUMENTS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF LOSSES (COLLECTIVELY, "DISPUTES").  THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.
(a) Mediation First.  In the event either party provides a notice of arbitration of any Dispute to the other party, the parties shall promptly proceed to make a good-faith effort to settle the Dispute by agreement, in a full-day, non-binding mediation with a mediator selected from a panel of mediators of American Arbitration Association ("AAA").  The mediation will be governed by AAA mediation procedures in effect at the time of the mediation.  The parties shall equally bear the costs for mediation, including the mediator's fees; provided, however, that the parties shall each bear their own individual costs and attorneys' fees for mediation.  If for any reason AAA cannot serve as the mediation administrator, Purchaser may select an alternative mediation administrator to serve under the terms of this Agreement.  Any mediators proposed for the panel provided for in this Section 9.12 must be available to serve in the Agreed Venue.
(b) Enforceable.  It is the intention of the parties hereto that the terms of this Section 9.12 (the "Arbitration Provision") shall be enforceable to the fullest extent allowed by law.  However, if any terms of the Arbitration Provision are adjudicated to be invalid, illegal or unenforceable, then the parties hereby stipulate and agree that (i) the adjudicating authority may and hereby is requested to modify the effect and/or interpret such terms so that they become valid, legal and enforceable and are as like the original terms as possible; (ii) such terms will not affect any other terms of the Arbitration Provision or this Agreement; (iii) if for any reason the terms in question cannot be modified or interpreted in accordance with this subsection, then the Arbitration Provision will be reformed, construed and enforced as if such terms never had been contained herein and/or have been severed herefrom; (iv) such invalidity, illegality or unenforceability will not take effect in any other jurisdiction absent a separate adjudication to that effect; and (v) the remainder of this Agreement shall continue in full force and effect.
(c) Procedure Generally.  In the event that the parties fail to settle at the mediation required by this Agreement, the parties agree to submit the Dispute to three arbitrators selected from a panel of AAA arbitrators.  The arbitration will be governed by the AAA Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement.  If for any reason AAA cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the Purchaser may select an alternative arbitration administrator to serve under the terms of this Agreement.

(d) Arbitrator Selection.  To select the arbitrators, the parties shall make their respective strikes from a panel of arbitrators available to serve in the Agreed Venue.
(e) Depositions and Other Agreed Procedures.  The discovery period for any arbitration shall begin 10 Business Days after the demand for arbitration is made to a party, and discovery shall conclude 30 Business Days later.  Each party may take a total of no more than 20 hours of depositions.  Each party to the arbitration shall produce all relevant documents to the applicable parties within 10 Business Days after demand for arbitration is made.  Each party to the arbitration shall produce a list of all individuals with relevant knowledge about the dispute within 10 Business Days after demand for arbitration is made.  The arbitration hearing shall take place within 60 Business Days after demand is made for arbitration.  The arbitration hearing shall last no more than two Business Days, and all post hearing briefs shall be delivered to the arbitrators within seven Business Days following the arbitration hearing.  No hearing transcription shall be made of the arbitration hearing.  The arbitrators shall issue an award within 10 Business Days following the conclusion of the arbitration hearing.
(f) Venue.  THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING SHALL BE IN WILMINGTON, DELAWARE (THE "AGREED VENUE").
(g) Authority and Decision.  The arbitrators shall have the authority to award the same damages and other relief that a court could award; provided, however, any award against the Stockholders or any of their Affiliates shall be subject to the limitations set forth in ARTICLE VII.  The arbitrators, acting by a majority, shall issue a reasoned award explaining the decision and any damages awarded.  The arbitrators' decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction.  The parties will abide by and perform any award rendered by the arbitrators.  In rendering the award, the arbitrators shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.
(h) Fees and Costs.  In the event of arbitration under the terms of this Agreement, the fees charged by AAA or other arbitration administrator and the arbitrator shall be borne by the parties as determined by the arbitrator, except for any initial registration fee, which the parties shall bear equally.  Otherwise, the parties shall each bear their own costs, expenses and attorneys' fees incurred in arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys' fees, court costs, arbitration expenses, and its portion of the fees and costs charged by AAA or other arbitration administrator, regardless of which party initiated the proceedings, in addition to any other relief to which it may be entitled.
9.13. Deliveries to Purchaser.  Each of the parties acknowledges and agrees that any document or item will be deemed "delivered," "provided" or "made available" for all purposes within the meaning of this Agreement if such document or item (a) is included in the Company's or Purchaser's electronic data room, (b) is actually delivered or provided to Purchaser or Purchaser's Representatives (including, without limitation, to Purchaser's counsel, accountants and other advisors) or to the Stockholders or the Stockholders' Representatives (including, without limitation, to Stockholders' counsel, accountants and other advisors) or (c) is made available upon request, including at the Company's or Purchaser's offices.

9.14. Specific Performance.  The Purchaser, on the one hand, and the Company and the Stockholders, on the other hand, shall each have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that any breach which causes the Closing not to occur will cause irreparable injury, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy.
9.15. Conflicts and Privilege.
(a) If a dispute arises after the Closing between the Purchaser or the Company (on the one hand) and the Stockholders (on the other hand), Gardere Wynne Sewell LLP ("Company Counsel") may represent the Stockholders in such dispute even though the interests of the Stockholders may be directly adverse to the Company, and even though Company Counsel may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company.  As to all communications between or among Company Counsel, the Company and the Stockholders that relate in any way to the transactions contemplated herein, the attorney-client privilege and the expectation of client confidence belongs to the Stockholders and may be controlled by the Stockholders, and shall not pass to or be claimed or controlled by the Company; provided, however, that the Stockholders shall not waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of its rights or obligations existing under this Agreement. Notwithstanding the foregoing, in the event a dispute arises between the Purchaser or the Company and a Person other than the Stockholders after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Company Counsel to such Person; provided, however, that the Company may not waive such privilege without the prior written consent of the Stockholders, which consent shall not be unreasonably withheld, conditioned, or delayed.
(b) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, shareholders, members, managers, partners, officers, employees, and Affiliates, that after the Closing, it is possible that Company Counsel will represent either or both of the Stockholders and/or their Affiliates or other related Persons (individually and collectively, the "Seller Group") in connection with the transactions contemplated herein, and any claims made pursuant to this Agreement or other documents executed in connection with the transactions contemplated herein.  The Purchaser and the Company hereby agree that Company Counsel (or any successor thereof) may represent the Seller Group in the future in connection with issues that may arise under this Agreement, the other documents executed in connection with the transactions contemplated herein and any claims that may be made thereunder pursuant to this Agreement or the other documents executed in connection with the transactions contemplated herein.  Company Counsel (or any successor) may serve as counsel to all or a portion of the Seller Group or any director, shareholder, member, manager, partner, officer, employee, representative, or Affiliate of the Seller Group in connection with any claim or obligation arising out of or relating to this Agreement or the transactions contemplated herein or therein. Each of the parties consents to such representation and waives, and shall cause its Affiliates to waive, any conflict of interest arising therefrom.  Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection with this waiver.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

AUXILIO, INC.
By: /s/ Joseph J. Flynn Name: Joseph J. Flynn Title: President and CEO
CYNERGISTEK, INC.
By: /s/ Michael H. McMillan Name: Michael H. McMillan Title: Chief Executive Officer

/s/ Michael G. Mathews Dr. Michael G. Mathews /s/ Michael H. McMillan Michael H. McMillan